Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

dated as of

November 13, 2014

by and among

MOBILE MINI, INC.,

Each SELLER listed on Annex A hereto,

GULF TANKS HOLDINGS, INC.

and

ODYSSEY INVESTMENT PARTNERS, LLC

i

3.25	Customers and Vendors	31
3.26	Rental Fleet	31
3.27	Special Customer Arrangements	31

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		32

4.1	Corporate Organization of the Sellers	32
4.2	Due Authorization	32
4.3	No Conflict	32
4.4	Ownership of Common Shares	33
4.5	Litigation	33
4.6	Brokers’ Fees	33

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR		33

5.1	Corporate Organization	33
5.2	Due Authorization	33
5.3	No Conflict	34
5.4	Litigation and Proceedings	34
5.5	Governmental Authorities; Consents	34
5.6	Financial Ability	34
5.7	Brokers’ Fees	34
5.8	No Outside Reliance	34

ARTICLE VI. COVENANTS OF THE COMPANY AND THE SELLERS		35

6.1	Conduct of Business	35
6.2	Inspection	37
6.3	HSR Act and Regulatory Approvals	38
6.4	Termination of Certain Agreements	38
6.5	280G Stockholder Approval	38
6.6	Company Real Property Certificate	38
6.7	No Solicit	39
6.8	Intercompany Accounts	39
6.9	Notices of Certain Events	39
6.10	Exercise of Options prior to Closing	39

ARTICLE VII. COVENANTS OF ACQUIROR		40

7.1	HSR Act and Regulatory Approvals	40
7.2	Indemnification and Insurance	41

ARTICLE VIII. JOINT COVENANTS		42

8.1	Support of Transaction	42
8.2	Escrow Agreement	43
8.3	Tax Matters	43

ARTICLE IX. CONDITIONS TO OBLIGATIONS		46

9.1	Conditions to Obligations of Acquiror and the Company	46
9.2	Conditions to Obligations of Acquiror	46
9.3	Conditions to the Obligations of Sellers	47

ARTICLE X. TERMINATION/EFFECTIVENESS		47

10.1	Termination	47
10.2	Effect of Termination	48

ARTICLE XI. HOLDER REPRESENTATIVE		49

11.1	Designation and Replacement of Holder Representative	49
11.2	Authority and Rights of the Holder Representative; Limitations on Liability	49
11.3	Legal Process	50

ARTICLE XII. INDEMNIFICATION		50

12.1	Survival of Representations, Warranties and Covenants	50
12.2	Indemnification	51
12.3	Third Party Claim Procedures	52
12.4	Direct Claim Procedures	53
12.5	Limitations on Indemnification Liability	53
12.6	Mitigation of Damages	55
12.7	Indemnification Sole and Exclusive Remedy	55
12.8	Release of Escrow	56

ARTICLE XIII. MISCELLANEOUS		57

13.1	Waiver	57
13.2	Notices	57
13.3	Assignment	59
13.4	Rights of Third Parties	59
13.5	Expenses	60
13.6	Governing Law	60
13.7	Captions; Counterparts	60
13.8	Schedules and Annexes	60
13.9	Entire Agreement	60
13.10	Amendments	61
13.11	Publicity	61
13.12	Severability	61
13.13	Jurisdiction; WAIVER OF TRIAL BY JURY	61
13.14	Enforcement	61
13.15	Non-Recourse	62
13.16	Acknowledgement and Waiver	62

Schedules

Schedule 1.1(a)	Cash Transaction Bonuses
Schedule 1.1(b)	Funded Debt
Schedule 1.1(c)	Leased Real Property
Schedule 1.1(d)	Permitted Liens
Schedule 3.2	Subsidiaries
Schedule 3.4	No Conflict
Schedule 3.5	Governmental Authorities; Consents
Schedule 3.6	Capitalization
Schedule 3.7	Financial Statements
Schedule 3.8	Undisclosed Liabilities
Schedule 3.9	Litigation and Proceedings
Schedule 3.10	Compliance with Laws
Schedule 3.11(a)	Contracts
Schedule 3.11(b)	No Contract Defaults
Schedule 3.12	Census and Cash Compensation Data
Schedule 3.13(a)	Company Benefit Plans
Schedule 3.13(g)	Transaction Payments
Schedule 3.14	Equity Awards Outstanding
Schedule 3.16	Taxes
Schedule 3.16(h)	Tax Jurisdictions
Schedule 3.17	Brokers’ Fees
Schedule 3.18	Insurance
Schedule 3.20	Environmental Matters
Schedule 3.20(c)	Absence of Changes
Schedule 3.22(a)	Affiliate Agreements
Schedule 3.22(b)	Intercompany Accounts
Schedule 3.23(a)	Registered Intellectual Property
Schedule 3.24	Permits
Schedule 3.25	Customers and Vendors
Schedule 3.26	Rental Fleet
Schedule 3.27	Special Customer Arrangements
Schedule 5.3	No Conflict
Schedule 5.5	Governmental Authorities; Consents
Schedule 5.7	Brokers’ Fees
Schedule 6.1	Conduct of Business
Schedule 6.4	Termination of Certain Agreements

ANNEXES

Annex A – Sellers

Annex B – Net Working Capital

Annex C – Escrow Agreement

Annex D – U.S. Real Property Certificate

EXHIBITS

Exhibit A – Form of Key Employee Agreement

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of November 13, 2014, is entered into by and among MOBILE MINI, INC., a Delaware corporation (“Acquiror”), GULF TANKS HOLDINGS, INC., a Delaware corporation (the “Company”), the stockholders of the Company, each of which is listed on Annex A hereto (each a “Seller”, and collectively, the “Sellers”), and ODYSSEY INVESTMENT PARTNERS, LLC, a Delaware limited liability company, solely in its capacity as the initial Holder Representative hereunder.

RECITALS

WHEREAS, the Sellers are the record and beneficial owners of all of the Common Shares and desire to sell the Common Shares to Acquiror, and Acquiror desires to purchase the Common Shares from the Sellers, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the holders of Common Stock and Vested Options; and

WHEREAS, contemporaneously with the execution of this Agreement, and as an inducement to Acquiror’s willingness to enter into this Agreement, the Company is entering into retention agreements in the form attached hereto as Exhibit A with each of the Key Employees relating to their continued employment with the Company (the “Key Employee Agreements”) with such agreements to be effective upon the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror and the Sellers agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“ABL Credit Agreement” means that certain Revolving Credit Agreement, dated as of September 28, 2012 (as modified by that certain Amendment No. 1 To Revolving Credit Agreement, dated as of March 27, 2013, that certain Amendment No. 2 To Revolving Credit Agreement, dated as of June 6, 2013, and that certain Amendment No. 3 To Revolving Credit Agreement, dated as of December 17, 2013, and as may be further amended, restated, amended and restated, supplemented or modified from time to time), among the Company, Evergreen Tank Solutions, Inc., the other persons from time to time party thereto as borrowers, each lender from time to time party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent.

“ABL Credit Documents” means the ABL Credit Agreement together with all Loan Documents (as defined in the ABL Credit Agreement).

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Cure Period” has the meaning specified in Section 10.1(c).

“Acquiror Indemnified Parties” has the meaning specified in Section 12.2(a).

“Action” means any claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or investigation, in each case that is by or before any Governmental Authority.

“Adjustment Amount” means the sum (which may be positive or negative) of (i) Closing Date Net Working Capital (as finally determined in accordance with Section 2.4(b)) minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Funded Debt minus Closing Date Funded Debt (as finally determined in accordance with Section 2.4(b)), plus (iii) Closing Date Cash (as finally determined in accordance with Section 2.4(b)) minus Estimated Closing Date Cash and minus (iv) any Additional Outstanding Company Expenses (as finally determined in accordance with Section 2.4(b)).

“Adjustment Escrow Amount” means an amount equal to $2,500,000.

“Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Affiliate Agreement” has the meaning specified in Section 3.22.

“Aggregate Fully-Diluted Common Shares” means (i) the aggregate number of Common Shares held by all Holders immediately prior to the Closing plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Vested Options that are In-the-Money Options held by all Holders immediately prior to the Closing.

“Aggregate Vested Option Exercise Price” means the sum of the cash exercise prices that would be payable upon exercise in full of all Vested Options that are In-the-Money Options held by all Holders immediately prior to the Closing.

“Agreement” has the meaning specified in the preamble hereto.

“Audited Financial Statements” has the meaning specified in Section 3.7.

“Basket Amount” has the meaning specified in Section 12.5(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” of any Person as of any date means the cash and cash equivalents held by such Person, plus deposits in transit and minus outstanding checks.

“Change in Control Payments” means the cash transaction bonuses and any related Tax (including, but not limited to, any employment Tax) as set forth on Schedule 1.1(a).

“Closing” has the meaning specified in Section 2.2.

“Closing Balance Sheet” has the meaning specified in Section 2.4(a).

“Closing Cash Per Fully-Diluted Common Share” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Closing Date Cash” has the meaning specified in Section 2.4(a).

“Closing Date Funded Debt” has the meaning specified in Section 2.4(a).

“Closing Date Net Working Capital” has the meaning specified in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” shall mean each share of Common Stock that is issued and outstanding immediately prior to the Closing.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 3.13(a).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Confidentiality Agreement” has the meaning specified in Section 13.9.

“Continuing Obligations” means contingent indemnification obligations for which no claim has been asserted or which is not then due and owing.

“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, and purchase orders.

“Covered Tax” means any Tax of the Company with respect to a Pre-Closing Tax Period and any Transfer Tax apportioned to the Sellers under Section 8.3(i); provided, however, that Covered Taxes (and any Damages for breach of a representation contained in Section 3.16) shall be computed as if all Transaction Tax Deductions had been allocable to the Pre-Closing Tax Period ending on the Closing Date

“Credit Agreements” means the Term Loan Credit Agreement and the ABL Credit Agreement.

“Credit Documents” means the Term Loan Credit Documents and the ABL Credit Documents.

“Damages” means all losses, liabilities, damages and other reasonable costs and expenses relating thereto (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto).

“Deficit Amount” has the meaning specified in Section 2.4(d).

“Determination Date” has the meaning specified in Section 2.4(b).

“Enterprise Value” has the meaning specified in Section 2.2.

“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of the environment, health and safety, or the generation, transportation, handling, use, storage or Release of chemicals or otherwise toxic or hazardous materials or wastes, each as in effect and as interpreted on or prior to the Closing Date.

“Environmental Permits” has the meaning specified in Section 3.20(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” has the meaning specified in Section 2.2.

“Escrow Agreement” has the meaning specified in Section 2.4(d).

“Escrow Amount” means an amount equal to the sum of (x) the Adjustment Escrow Amount and (y) the Indemnification Escrow Amount.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“Escrow Percentage” means, with respect to any Holder, a ratio (expressed as a percentage) equal to (a) the sum of (i) the number of Common Shares held by such Holder immediately prior to the Closing and (ii) the number of shares of Common Stock issuable upon the exercise of any Vested Options that are In-the-Money Options held by such Holder immediately prior to the Closing, divided by (b) the sum of (i) the aggregate number of Common Shares held by all Holders immediately prior to the Closing and (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Vested Options that are In-the-Money Options held by all Holders immediately prior to the Closing.

“Estimated Closing Date Cash” has the meaning specified in Section 2.3.

“Estimated Closing Date Funded Debt” has the meaning specified in Section 2.3.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.3.

“Estimated Closing Statement” has the meaning specified in Section 2.3.

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $17,200,000.

“Financial Statements” has the meaning specified in Section 3.7.

“Fleet” means assets of a type offered for sale, rental or lease by the Company and its Subsidiaries in the ordinary course of business, including pumps, filtration units, container fleet, frac tanks, stainless steel tankers, roll-off boxes, dewatering boxes, vacuum boxes and poly tanks.

“Fundamental Representations” has the meaning specified in Section 9.2(a).

“Funded Debt” of any Person as of any date means (a) all indebtedness of such Person and its consolidated Subsidiaries for borrowed money under the Credit Agreements or otherwise, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any reimbursement obligation of such Person with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of such Person (other than performance obligations issued by a surety in the ordinary course of business of Water Movers, Inc.), (d) obligations of such Person for the deferred purchase price of property or services (other than current liabilities for such property or services to the extent included in Net Working Capital); provided, however, that no amounts in respect of (i) accounts payable in respect of capital expenditures, (ii) accrued bonuses or (iii) accrued property Taxes shall, in each case in clauses (i) through (iii), be considered deferred purchase price of property or services or otherwise included in the calculation of “Funded Debt” pursuant to this Agreement, (e) capitalized lease obligations of such Person as determined in accordance with GAAP and related accrued interest payable in respect of such obligations, (f) net obligations of such Person under any interest rate, currency or hedging agreement or other similar instrument, (g) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of borrowing and (h) any obligation of the type referred to in clauses (a) through (g) of another Person the payment of which such first Person has guaranteed or for which such first Person is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor, which amounts shall include the outstanding principal amount, which amounts shall include the outstanding principal amount, all accrued but unpaid interest or other amounts, in each case, thereon as of such date, and all prepayment penalties, breakage fees, other exit fees paid or payable in the event that such indebtedness is to be repaid or otherwise discharged (including as a result of a change of control of such Person) as of such date of determination.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, ruling, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, classified or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning), or which can give rise to liability, under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, corrosive, reactive, flammable or explosive substances, or pesticides.

“Holder Allocable Expenses” has the meaning specified in Section 2.5.

“Holder Representative” has the meaning specified in Section 11.1.

“Holder Representative’s Tax Contest Claim” has the meaning specified in Section 8.3(d).

“Holders” means all Persons who hold one or more Common Shares or Vested Options immediately prior to the Closing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Option” means an Option having a per share exercise price less than the Closing Cash Per Fully-Diluted Common Share as of immediately prior to the Closing as determined through an iterative mathematical process.

“Income Tax” means any Tax (including any franchise tax) measured by reference to net income or profit.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indemnification Claim” means any claim in respect of which an Indemnified Party is seeking indemnification for Damages that are indemnifiable pursuant to Article XII.

“Indemnification Escrow Amount” means an amount equal to $27,500,000.

“Indemnification Escrow Funds” means, at any given time after the Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the

Indemnification Escrow Amount in accordance with the Escrow Agreement, including remaining amounts of income actually earned.

“Indemnified Party” has the meaning specified in Section 12.3(a).

“Indemnitor” means the party required to provide indemnification pursuant to Section 12.2; provided, however, that solely for the purposes of Sections 12.3, 12.5, and 12.6, the Holder Representative shall be considered an Indemnitor with respect to claims for indemnification pursuant to Section 12.2(a) (it being understood that such status as an Indemnitor is solely for the purpose of providing the Holder Representative with the right (i) to control the defense and settlement of any Action giving rise to an Indemnification Claim pursuant to Section 12.2(a) and (ii) to engage in discussions, negotiations, and other dispute resolution with the applicable Indemnified Party regarding the Indemnification Claim, in each case in accordance with the provisions of Article XII, and such status shall not obligate the Holder Representative, in its capacity as such, to provide any indemnification or otherwise impose any liability on the Holder Representative, in its capacity as such).

“Independent Accountant” has the meaning specified in Section 2.4(b).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Initial Pending Claim” has the meaning specified in Section 12.8.

“Intellectual Property” means all intellectual property rights, including all: (i) patents and patent applications, (ii) trademarks, service marks, and trade names, and all applications and registrations in connection therewith, (iii) copyrights and mask works, and all applications and all registrations in connection therewith, (iv) internet domain names, and (v) trade secrets and know-how.

“Interim Financial Statements” has the meaning specified in Section 3.7.

“IT Systems” means all computers, servers and other information technology equipment, in each case, owned by the Company and its Subsidiaries.

“Key Employee” means an employee of the Company or any of its Subsidiaries with the title of director or above.

“Key Employee Agreements” has the meaning specified in the recitals.

“L&W” has the meaning specified in Section 13.16(a).

“Law” means any statute, law, ordinance, rule, regulation, Governmental Order or other requirement of, or agreement with, any Governmental Authority.

“Leased Real Property” means all real property set forth on Schedule 1.1(c) leased by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, charge, lien, hypothecation, encumbrance, security interest or other adverse claim of any kind.

“Majority Holders” has the meaning specified in Section 11.1.

“Management Agreements” means the following agreements: (a) the Management Rights Agreement, effective as of April 6, 2007, by and among Gulf Tanks Holdings, Inc. and Newstone Capital Partners, L.P., as such may have been amended from time to time and (b) the Management Services Agreement, effective as of April 6, 2007, by and among Odyssey and Gulf Tanks Holdings, Inc., as such may have been amended from time to time.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, that has occurred and is continuing; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (a) any change in applicable Laws or GAAP or any interpretation thereof to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, (c) the announcement or execution of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that this clause (c) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (d) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, (e) the compliance with the express terms of this Agreement (excluding the obligation to operate in the ordinary course pursuant to Section 6.1) or the taking of any action with the prior written consent of Acquiror, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, and other force majeure event to the extent that any such event does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, (g) any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions, or diplomatic or consular offices or upon any United States military installation, equipment or personnel to the extent that any such event does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants, or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

“Material Permits” has the meaning specified in Section 3.24.

“Net Working Capital” means (a) trade accounts receivable, inventory and prepaid expenses minus (b) accounts payable, accrued liabilities and other current liabilities, in each case, of the Company and its Subsidiaries as of the close of business on the Business Day immediately preceding the Closing Date, calculated in accordance with Annex B.

“Odyssey” has the meaning specified in Section 11.1.

“Option” means an option to purchase shares of Common Stock.

“Out-of-the-Money Option” means an Option having a per share exercise price equal to or greater than the Closing Cash Per Fully-Diluted Common Share as of immediately prior to the Closing (as determined through an iterative mathematical process).

“Outstanding Company Expenses” has the meaning specified in Section 2.6.

“Per-Claim Basket” has the meaning set forth in Section 12.5(b).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents required or issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens arising in the ordinary course of business, (ii) Liens disclosed on the Financial Statements, (iii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Financial Statements), (iv) Liens which do not materially detract from the value or materially interfere with any present or intended use of property or assets, (v) Liens arising under the Credit Documents or (vi) Liens described on Schedule 1.1(d).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Tax Period beginning after the Closing Date.

“Potential Contributor” has the meaning specified in Section 12.5(d).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Tax Period through the end of the Closing Date.

“Pre-Closing Tax Refund” has the meaning specified in Section 8.3(h).

“Purchase Price” has the meaning specified in Section 2.2.

“Realized Tax Benefits” has the meaning specified in Section 12.5(c).

“Registered Intellectual Property” has the meaning specified in Section 3.23(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment, including the air, soil, sediment, surface water or groundwater.

“Seller Representations” means the representations and warranties made by each Seller pursuant to Article IV.

“Sellers’ Shares” has the meaning specified in Section 2.1.

“Sponsor Director” has the meaning specified in Section 7.2(a).

“Stockholders Agreement” means the Management Stockholders Agreement of Gulf Tanks Holdings, Inc., dated as of April 6, 2007, by and among the Company, Odyssey Investment Partners Fund III, L.P., TexTanks Investment, LLC and TexTanks Coinvestment II, LLC and each of the individuals purchasers who may become party thereto, as amended from time to time.

“Straddle Tax Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsequent Pending Claim” has the meaning specified in Section 12.8.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Survival Expiration Date” has the meaning specified in Section 12.1.

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means (i) all federal, state, local, or foreign tax (including income, profits, windfall profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, real property, personal property, inventory, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto, (ii) in the case of the Company, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group or (iii) liability of the Company for the payment of any amount as a result of being party at any time before the Closing to any Tax Sharing Agreement.

“Tax Contest Claim” has the meaning specified in Section 8.3(a).

“Tax Return” means any return, report, statement, declaration, or document (including any refund claim, information statement, or amendment) with respect to Taxes and required to be filed by a taxing authority.

“Tax Sharing Agreement” means any Contract (other than Contracts entered into in the ordinary course of business and not primarily related to Taxes) entered into before the Closing that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of September 28, 2012 (as modified by that certain Facility Increase Amendment To Term Loan Credit Agreement, dated as of June 6, 2013, and that certain Facility Increase Amendment To Term Loan Credit Agreement, dated as of December 17, 2013, and as may be further amended, restated, amended and restated, supplemented or modified from time to time), among the Company, Evergreen Tank Solutions, Inc., each lender from time to time party thereto and Goldman Sachs Bank USA as administrative agent and collateral agent.

“Term Loan Credit Documents” means the Term Loan Credit Agreement together with all Loan Documents (as defined in the Term Loan Credit Agreement).

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Termination Date” has the meaning specified in Section 10.1(b).

“Third Party Claim” has the meaning specified in Section 12.3(b).

“Total Pending Claims” has the meaning specified in Section 12.8.

“Transaction Tax Deduction” means any amount that is a deduction for Tax purposes in connection with the transactions contemplated hereby and is incurred by the Company or any of its Subsidiaries (taking into account, without limitation, (i) any compensation costs for employees and service providers (including any vesting, exercise, exchange or cancellation of Options, other compensatory equity-based awards, deferred compensation,

Change in Control Payments, other bonuses, and employment taxes related to any of the foregoing), (ii) any debt repayment costs (including any interest, prepayment costs, and accelerated deferred financing costs), and (iii) any investment banking, legal, and accounting costs (including the Outstanding Company Expenses)).

“Transfer Tax” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the regulations promulgated under the Code.

“Vested Options” has the meaning specified in Section 2.2.

“Waived Benefit” has the meaning specified in Section 6.5.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

1.3 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, in the case of the Company, Guy Huelat, Chief Executive Officer of the Company and Marc Morris, Chief Financial Officer of the Company, in each case after due inquiry of all direct reports of such Person, and in the case of all other Persons, such Person’s executive officers.

ARTICLE II.

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale.

Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to Acquiror, and Acquiror agrees to purchase from each Seller, the number of Common Shares set out on Schedule 3.6(a) next to the name of such Seller (collectively, the “Sellers’ Shares”) at the Closing. The Purchase Price shall be calculated and paid as provided in Section 2.2 and shall be subject to adjustment as provided in Section 2.4.

2.2 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, commencing at 10:00 a.m. on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Acquiror and the Holder Representative may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

At the Closing:

(i) Acquiror shall deliver to each Seller an amount equal to (i) the Closing Cash Per Fully-Diluted Common Share (as defined below), multiplied by (ii) the number of Common Shares held by such Seller immediately prior to the Closing in immediately available funds by wire transfer to the accounts of such Seller set forth in a notice delivered by the Holder Representative to Acquiror not later than two Business Days prior to the Closing Date (or if no notice is so delivered, then by certified or official bank check payable in immediately available funds to the order of such Seller in such amount);

(ii) Acquiror shall deliver to each Holder of an Option that is vested, unexercised, and outstanding immediately prior to the Closing (taking into account any acceleration of vesting that occurs in connection with the transactions contemplated hereby pursuant to the terms of the applicable stock option agreement as in effect as of the date hereof) (such Options collectively being referred to as “Vested Options”) that is an In-the-Money Option an amount equal to (i) the product of (x) the Closing Cash Per Fully-Diluted Common Share, multiplied by (y) the aggregate number of shares of Common Stock issuable upon exercise in full of all Vested Options that are In-the-Money Options held by such Holder immediately prior to the Closing, minus (ii) the aggregate cash exercise price payable upon exercise of all Vested Options that are In-the-Money Options held by such Holder immediately prior to the Closing, such amount to be delivered in immediately available funds by wire transfer to the account of such Holder set forth in a notice delivered by the Holder Representative to Acquiror not later than two Business Days prior to the Closing Date (or if no notice is so delivered, then by certified or official bank check payable in immediately available funds to the order of such Holder in such amount); provided that if any such Holder is an employee of the Company or any of its Subsidiaries, notwithstanding the foregoing, such amount shall be delivered to the Company for payment to such Holder through payroll (subject to withholding for Taxes, which amounts shall be disbursed by the Company to the applicable Taxing Authority). Each Option that is outstanding but not vested or is an Out-of-the-Money Option shall in each case immediately prior to the Closing terminate and be forfeited for no consideration. At or prior to the Closing Date, the Company, the Board of Directors or the compensation committee of the Board of Directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.2(ii). Prior to adopting any such resolutions or taking any such action, the Company shall provide Acquiror with a reasonable opportunity to review such resolutions or action.

(iii) Acquiror shall pay an amount equal to the Escrow Amount in cash to Wells Fargo Bank, National Association, as escrow agent of the parties hereto (the “Escrow Agent”) to be held in escrow and invested by the Escrow Agent in accordance with the terms of an escrow agreement in the form attached hereto as Annex C (the “Escrow Agreement”).

(iv) Acquiror shall deliver to seller an executed copy of the Escrow Agreement;

(v) Sellers shall deliver to Acquiror certificates for the Sellers’ Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto; and

(vi) The Holders Representative shall deliver to Acquiror an executed copy of the Escrow Agreement.

For purposes of the foregoing, the “Closing Cash Per Fully-Diluted Common Share” shall mean (i) the sum of (A) the Purchase Price minus the Escrow Amount and (B) the Aggregate Vested Option Exercise Price, divided by (ii) the Aggregate Fully-Diluted Common Shares. Subject to the adjustments set forth in Section 2.4, the “Purchase Price” shall consist of $405,000,000 in cash (the “Enterprise Value”), plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) Estimated Closing Date Funded Debt, plus (iii) Estimated Closing Date Cash, less (iv) the amount of Holder Allocable Expenses paid by Acquiror to the Holder Representative at Closing in accordance with Section 2.5 and less (v) the Outstanding Company Expenses paid by Acquiror at Closing in accordance with Section 2.6.

2.3 Estimated Closing Statement. Not less than 2 Business Days prior to the Closing Date and in no event more than 10 Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (“Estimated Closing Statement”) setting forth (a) its good faith estimate of (i) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (ii) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”) and (iii)

Closing Date Cash (“Estimated Closing Date Cash”) and (b) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount. The Estimated Closing Date Net Working Capital shall be prepared in accordance with Annex B. Prior to the Closing, the Company shall provide Acquiror and its representatives reasonable access to the records, properties and personnel of the Company and its Subsidiaries relating to the preparation of the Estimated Closing Statement.

2.4 Adjustment Amount

(a) As soon as reasonably practicable following the Closing Date, and in any event within 90 calendar days thereof, Acquiror shall prepare and deliver to the Holder Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (iii) a calculation of the aggregate amount of all Funded Debt of the Company (“Closing Date Funded Debt”), (iv) a calculation of Cash and Cash Equivalents of the Company (“Closing Date Cash”) and (v) if applicable, a calculation of Outstanding Company Expenses not paid by Acquiror at Closing in accordance with Section 2.6 (“Additional Outstanding Company Expenses”), in each case, calculated as of the close of business on the Business Day immediately preceding the Closing Date. The Closing Date Net Working Capital shall be prepared in accordance with Annex B (and without any change in any reserves, or introduction of any new reserves, from the reserves included in the calculation of the Estimated Closing Statement). If Acquiror’s calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Additional Outstanding Company Expenses results in a calculation of the Adjustment Amount that is a positive number, Acquiror and the Holder Representative shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to each Holder an amount in cash equal to (i) the Adjustment Escrow Funds, multiplied by (ii) such Holder’s Escrow Percentage. In addition, Acquiror shall pay to each Holder an amount in cash equal to (i) such Holder’s Escrow Percentage, multiplied by (ii) Acquiror’s calculation of the Adjustment Amount. If Acquiror’s calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Additional Outstanding Company Expenses results in a calculation of the Adjustment Amount that is a negative number and such calculation of the Adjustment Amount is less than the amount of the Adjustment Escrow Funds, Acquiror and the Holder Representative shall immediately deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to pay to each Holder an amount in cash equal to (i) the excess of the entire Adjustment Escrow Funds over Acquiror’s calculation of the Adjustment Amount, multiplied by (ii) such Holder’s Escrow Percentage (it being understood and agreed that such payment shall not limit the rights of the Holder Representative pursuant to this Section 2.4(a)). Following the Closing, Acquiror shall provide the Holder Representative and its representatives reasonable access to the records, properties and personnel of the Company and its Subsidiaries relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Company and its Subsidiaries to reasonably cooperate with the Holder Representative in connection with its review of the Closing Balance Sheet.

(b) If the Holder Representative shall disagree with the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Additional Outstanding Company Expenses it shall notify Acquiror of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 60 days after its receipt of the Closing Balance Sheet. In the event that the Holder Representative does not provide such a notice of disagreement within such 60-day period, the Holder Representative shall be deemed to have accepted the Closing Balance Sheet and the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Additional Outstanding Company Expenses delivered by Acquiror, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Acquiror and the Holder Representative shall use reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Additional Outstanding Company Expenses. If, at the end of such period, they are unable to resolve such disagreements, then Deloitte & Touche LLP (or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Acquiror and the Holder Representative) (the “Independent Accountant”) shall resolve any remaining disagreements. Each of Acquiror and the Holder Representative shall promptly provide their assertions regarding any disputes relating to the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Additional Outstanding Company Expenses, and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Independent Accountant and to each other. The Independent Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than 45 days following the day on which the disagreement is referred to the Independent Accountant). The Independent Accountant shall (i) base its determination solely on the written submissions of the parties and shall not conduct an independent investigation and (ii) consider only those items or amounts relating to the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Additional Outstanding Company Expenses, as to which the Holder Representative timely disagreed, in accordance with this Section 2.4(b) and (iii) use the definitions of the defined terms used in this Section 2.4 provided in this Agreement. With respect to each disputed item, the Independent Accountant’s determination, if not in accordance with the position of either Acquiror or the Holder Representative, shall not be in excess of the higher, nor less than the lower, of the amounts presented in Acquiror’s calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and/or Additional Outstanding Company Expenses pursuant to Section 2.4(a) or in the Holder Representative’s written disagreement of any such calculation pursuant to this Section 2.4(b). The determination of the Independent Accountant shall be final, conclusive and binding on the parties and no party shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accountant. The parties acknowledge that the agreements contained in this Section 2.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If Acquiror fails promptly to pay any Adjustment Amount that may be payable to the Holders in accordance with this Section 2.4, and, in order to obtain such payment, the Holder Representative commences an Action that results in a judgment against Acquiror for such Adjustment Amount, Acquiror shall pay to the Holders, together with such Adjustment Amount, in accordance with Section 2.4(d), (a) interest on such Adjustment Amount (or portion thereof) which shall accrue from the date such amount should have been paid pursuant this Section 2.4 until the date such amount is paid to Holders at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date hereof and (b) any fees, costs and expenses (including legal fees) incurred by the Holder

Representative in connection with any such Action. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Additional Outstanding Company Expenses, are finally determined in accordance with this Section 2.4(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne one-half by Acquiror and one-half by the Holder Representative, as a Holder Allocable Expense.

(c) If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.4(a) and Section 2.4(d).

(d) If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (x) Acquiror shall pay to the Holder Representative (for further distribution to the Holders) an amount in cash equal to the Adjustment Amount, less any portion of the Adjustment Amount previously paid by Acquiror to the Holders pursuant to Section 2.4(a), and (y) the Escrow Agent shall pay to each Holder an amount in cash equal to (i) the Adjustment Escrow Funds, multiplied by (ii) such Holder’s Escrow Percentage, less any portion of the Adjustment Escrow Funds previously paid by the Escrow Agent to such Holder pursuant to Section 2.4(a). If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five Business Days of the Determination Date, (x) the Escrow Agent shall pay to Acquiror an amount of Adjustment Escrow Funds equal to the Deficit Amount and, if the Deficit Amount is in excess of the Adjustment Escrow Funds, then the Escrow Agent shall pay such excess amount from the Indemnification Escrow Funds (subject to the last sentence of this Section 2.4(d)), and (y) if any of the Adjustment Escrow Funds remain after such payment to Acquiror, the Escrow Agent shall pay to each Holder an amount in cash equal to (i) the balance of the Adjustment Escrow Funds, multiplied by (ii) such Holder’s Escrow Percentage, less any portion of the Adjustment Escrow Funds previously paid by the Escrow Agent to such Holder pursuant to Section 2.4(a). Upon determination of the Adjustment Amount pursuant to Section 2.4(b) and Section 2.4(c), each of Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds in accordance with this Section 2.4(d). In no event shall the Holder Representative or any Holder have any liability under this Section 2.4 in excess of such Holder’s Escrow Percentage of the Escrow Funds. In no event shall Acquiror be entitled to payment pursuant to this Section 2.4(d) of any amount in excess of the Escrow Funds.

2.5 Holder Allocable Expenses. On the Closing Date, Acquiror shall pay to the Holder Representative a cash amount equal to $500,000 (the “Holder Allocable Expenses”), which shall be used by the Holder Representative in its capacity as such. Whether or not paid on or prior to the Closing Date, no amount shall be included on the Closing Balance Sheet or in any calculation of Net Working Capital or Funded Debt with respect to liabilities for the Holder Allocable Expenses.

2.6 Outstanding Company Expenses. On or prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the third-party fees and expenses incurred or payable by the Company or its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including: (a) the fees and disbursements of outside counsel to the Company incurred in connection with the transactions contemplated hereby, (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company in connection with the transactions contemplated hereby, (c) Change in Control Payments, if any, and (d) any costs or premiums paid for a “tail” insurance policy in accordance with Section 7.2 (collectively, the “Outstanding Company Expenses”). At the Closing, Acquiror shall pay to the Holder Representative, or to such third parties as are directed by the Holder Representative, by wire transfer of immediately available funds an amount equal to the Outstanding Company Expenses. No amount shall be included on the Closing Balance Sheet or in any calculation of Net Working Capital or Funded Debt with respect to liabilities for the Outstanding Company Expenses paid in accordance with this Section 2.6. For the avoidance of doubt, no amounts payable in connection with the repayment of the Funded Debt shall be included in the Outstanding Company Expenses.

2.7 Repayment of Funded Debt. At the Closing, and subject to the other terms and conditions set forth in this Agreement, (a) Acquiror shall make available to the Company, or pay directly to each of the Company’s creditors as set forth on a schedule to be delivered by the Company to Acquiror at least three Business Days prior to the Closing, an amount sufficient to pay each of the Company’s creditors the amount owing to each such creditor under the Credit Agreements outstanding on the Closing Date immediately prior to the Closing, (b) the Company, if such amount is not paid directly by Acquiror, shall apply such cash to pay all amounts owing under the Credit Agreements outstanding on the Closing Date immediately prior to the Closing and (c) the Company shall cause (i) each of its Subsidiaries to be fully and irrevocably released at Closing from all liabilities (other than Continuing Obligations) and Liens relating the Credit Agreements and (ii) the applicable lenders of amounts under the Credit Agreements outstanding on the Closing Date immediately prior to the Closing to deliver to Acquiror (A) payoff letters (or other evidence in form and substance reasonably satisfactory to Acquiror) with respect to all of the amounts outstanding on the Closing Date immediately prior to the Closing evidencing the satisfaction of all liabilities (other than Continuing Obligations) thereunder upon receipt of the amounts set forth therein and (B) releases in customary forms concurrently with the repayment of obligations giving rise thereto of all Liens with respect to the capital stock, property and assets of the Company and its Subsidiaries relating to such amounts.

2.8 Withholding. Notwithstanding any other provision in this Agreement to the contrary, any amounts payable in connection with the transactions contemplated hereby will be reduced by any Tax withholding that may be required by Law, and any amount so withheld in compliance with applicable Law will be treated for all purposes hereof as having been paid to the Person with respect to which the withholding was made. Any Person that expects to so withhold (or expects its agent to so withhold) any such Tax (other than any backup withholding or any such Tax that is imposed on consideration that is properly treated as compensation for U.S. federal income Tax purposes) will provide reasonable notice of the expected withholding prior to the withholding to the Person with respect to which the withholding is to be made, and the parties hereto will use reasonable efforts to cooperate to minimize the amount of the withholding. In the case of any such payment treated as compensation, the parties shall cooperate to pay such amounts through the Company’s payroll to facilitate applicable withholding.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement, the Company represents and warrants to Acquiror as of the date hereof and as of the Closing Date as follows:

3.1 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Company.

3.2 Subsidiaries. The Subsidiaries of the Company are set forth on Schedule 3.2. The Subsidiaries have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the power and authority to own or lease their properties and to conduct their business as it is now being conducted. The Company has previously made available to Acquiror true, correct and complete copies of the organizational documents of its Subsidiaries. Except as set forth on Schedule 3.2, each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described in Section 3.5) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.4 No Conflict. Except as set forth on Schedule 3.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 or on Schedule 3.5, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, or result in the breach of (i) any applicable Law, (ii) the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, or (iii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, (b) terminate or result in the termination of any such Contract, (c) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or (d) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person or cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any such Contract, except in the case of clauses (a)(i), (a)(iii) and (b) to the extent that the occurrence of any of the foregoing would not be material to the Company and its Subsidiaries, taken as a whole.

3.5 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, and (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to the Company and its Subsidiaries, taken as a whole, (c) as otherwise disclosed on Schedule 3.5.

3.6 Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, of which 613,377 shares of Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Set forth on Schedule 3.6(a) is a true, correct and complete list of each of the stockholders of the Company and the number of shares of Common Stock held by each such stockholder as of the date hereof. There are no issued and outstanding shares of Common Stock except for those shares held by the Sellers.

(b) Except as set forth on Schedule 3.6(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Common Stock or the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any such Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any of its Subsidiaries, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.6(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except for the Stockholders Agreement, Management Agreements and as set forth on Schedule 3.6(b), none of the Company or any of its Subsidiaries is a party to any stockholders agreement, voting agreement or registration rights agreement relating to the Common Stock or any other equity interests of the Company or any of its Subsidiaries.

(c) The outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.6(c), the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock) other than Permitted Liens.

3.7 Financial Statements. (a) Attached as Schedule 3.7 are (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2013 and December 31, 2012 and the audited consolidated statements of income, cash flow and stockholders’ equity of the Company and its Subsidiaries for the years ended December 31, 2013 and December 31, 2012, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and its Subsidiaries as of and for the nine-months ended September 30, 2014 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.7, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP applied on a consistent basis, except as may be indicated in the notes thereto (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments).

(b) The Company and its Subsidiaries have in place systems and processes to (i) provide reasonable assurances regarding the reliability of the Financial Statements, and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements. To the Company’s knowledge, there have been no instances of fraud by the Company or any of its Subsidiaries that occurred during the periods covered by the Financial Statements.

(c) To the Company’s knowledge, during the periods covered by the Financial Statements, none of its or its Subsidiaries’ directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents or other authorized representatives has self-reported to any Governmental Authority the commission of any crime or the violation of any Law by the Company or any of its Subsidiaries.

(d) During the periods covered by the Financial Statements, the Company’s external auditor was independent of the Company and its management. Schedule 3.7(d) sets forth each written report by the Company’s external auditors to the Company’s board of directors, or any committee thereof, or the Company’s management concerning any period covered by the Financial Statements. The Company’s revenue recognition policy is consistent with GAAP.

3.8 Undisclosed Liabilities. Except as set forth on Schedule 3.8, there is no liability, debt or obligation of or claim against the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Schedules, (d) under any Contract disclosed on Schedule 3.11(a) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound (other than any such liability, debt obligation or claim resulting from a breach or a default thereunder) or (e) which do not exceed $250,000, in the aggregate.

3.9 Litigation and Proceedings. Except (a) as set forth on Schedule 3.9, (b) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 3.20), (c) Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 3.13 and Section 3.16), and (d) Actions relating to Intellectual Property (as to which certain representations and warranties are made pursuant to Section 3.23), as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, Actions or, to the knowledge of the Company, investigations before or by any Governmental Authority or arbitrator against the Company or any of its Subsidiaries, that, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.10 Compliance with Laws. Except (a) with respect to matters set forth on Schedule 3.10(a), (b) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.20), (c) compliance with Tax laws (as to which certain representations and warranties are made pursuant to Section 3.12 and Section 3.16), and (d) where the failure to be, or to have been, in compliance with such Laws would not be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries are, and since January 1, 2012 have been, in compliance with all applicable Laws. As of the date hereof, none of the Company or any of its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time since January 1, 2012.

3.11 Contracts; No Defaults.

(a) Schedule 3.11(a) contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party. True, correct and complete copies of the Contracts listed on Schedule 3.11(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i) any Contract requiring a capital expenditure or known commitment by the Company or any of its Subsidiaries in excess of $100,000 in any calendar year;

(ii) each employment Contract with any employee of the Company or one of its Subsidiaries that provides for annual base compensation in excess of $100,000;

(iii) each employee collective bargaining Contract;

(iv) any Contract with a customer or vendor (other than purchase orders accepted or confirmed in the ordinary course of business) listed on Schedule 3.25;

(v) any Contract pursuant to which the Company or any of its Subsidiaries licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year;

(vi) any Contract pursuant to which the Company or any of its Subsidiaries licenses to a third party Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole;

(vii) any Contract that contains a covenant not to compete applicable to the Company or any of its Subsidiaries; including any covenant limiting the ability of the Company or any of its Subsidiaries to (i) sell any products or services to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or obtain products or services from any Person (excluding covenants contained in customary confidentiality agreements restricting the ability of the Company to solicit or hire for employment any Person) (or, after the Closing, Acquiror or any of its Subsidiaries);

(viii) other than any Credit Agreement or Credit Document, any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any such indebtedness or (C) extended credit to any Person (other than (I) intercompany loans and advances and (II) customer payment terms in the ordinary course of business), in each case in clauses (A) and (C), in an amount in excess of $100,000;

(ix) other than any Management Agreement, the Stockholders Agreement or any employment agreement set forth on Schedule 3.13(a), any Contract between the Company or any of its Subsidiaries, on the one hand, and any of the Holders or their Affiliates (other than the Company or any of its Subsidiaries), on the other hand;

(x) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 3.11(a) and requiring expenditures in excess of $100,000 in any calendar year;

(xi) each Contract relating to any business acquisition or disposition by the Company or any of its Subsidiaries since January 1, 2012;

(xii) any Contract establishing any joint venture, strategic alliance or other collaboration;

(xiii) any lease (whether of real or personal property) providing for annual rental payments by the Company or its Subsidiaries of $50,000 or more;

(xiv) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets expressly requiring either (A) annual payments by the Company and its Subsidiaries of $100,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $200,000 or more; and

(xv) any agency, dealer, sales representative or other similar agreement.

(b) Except as set forth on Schedule 3.11(b), (i) all of the Contracts listed on Schedule 3.11(a) are in full force and effect and represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, (ii) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (iii) neither the Company nor any of its Subsidiaries has received any claim or notice of material breach of or material default under any such Contract, and (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company, any of its Subsidiaries or any other party thereto (in each case, with or without notice or lapse of time or both).

3.12 Employee Data. The Company has delivered or made available to Acquiror, for each current employee of the Company or any of its Subsidiaries, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act, annual salary or wage rate, most recent annual bonus received and current annual bonus opportunity. Five days prior to the Closing Date, the Company will provide or make available to Acquiror the information described in the immediately preceding sentence, as updated as of the most recent practicable date. As of the date hereof, no Key Employee has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

3.13 Company Benefit Plans. (a) Schedule 3.13(a) sets forth a complete list of each material written (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy and (iii) any other plan, policy or program providing compensation or other benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries and, in each case listed in the preceding clauses (i) through (iii), that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries, and under which the Company or any of its Subsidiaries has any obligation or liability (each a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) such Company Benefit Plan and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service, (iv) the most recent actuarial valuation, and (v) the most recent determination or opinion letter issued by the Internal Revenue Service.

(c) Except for failures to comply as would not be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, each Company Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(e) No Company Benefit Plan is a multiemployer pension plan (as defined in Section (37) of ERISA) or other pension plan, in each case, that is subject to Title IV of ERISA.

(f) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, with respect to each of the Company Benefit Plans, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g) Except as disclosed on Schedule 3.13(g), neither the execution or delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will result in the acceleration or creation of any rights of any current or former director, officer or employee of the Company or any of its Subsidiaries to payments or benefits or increases in, or funding of, any payments or benefits or any loan forgiveness, in each case, from or by the Company or any of its Subsidiaries.

(h) Except as disclosed on Schedule 3.13(h), neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former employee of the Company or any of its Subsidiaries (other than coverage mandated by applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).

(i) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, each Company Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(j) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will limit or restrict the right of the Company or its Subsidiaries or, after the Closing Date, Acquiror, to merge, amend or terminate any Company Plan.

3.14 Equity Awards Outstanding. Schedule 3.14 sets forth, for each equity award, the holder, type of award, grant date, number of shares, vesting schedule (including any acceleration provisions) and, if applicable, exercise price and expiration date. Five days prior to the Closing Date, the Company will provide Acquiror with a revised version of Schedule 3.14, updated as of the most recent practicable date.

3.15 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to persons employed by the Company or any of its Subsidiaries, nor are there any such employees represented by a works council or a labor organization or, as of the date hereof, activities or proceedings of any labor union to organize any such employees. Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, each of the Company and the Subsidiaries of the Company (i) is in compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment, and wages and hours, (ii) has not received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) is not currently experiencing, and has received no current written threat of, any work stoppage.

3.16 Taxes. Except as set forth on Schedule 3.16:

(a) All material Tax Returns required to be filed by or with respect to the Company or any Subsidiary have been timely filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries have requested any extension of time within which to file any Tax Return which such Tax Return has not yet been filed.

(b) All Taxes required by Law to be paid by the Company or any of its Subsidiaries have been paid to the appropriate Taxing Authority.

(c) The Company and its Subsidiaries have complied in all material respects with applicable Law with respect to Tax withholding and payment or deposit requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in (or threatened in writing with) any audit, claim, action, suit, proceeding or investigation in respect of any Tax or Tax asset. Neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Tax Return of or with respect to the Company, which period (after giving effect to such extension or waiver) has not yet expired. All Tax Returns of or with respect to the Company filed through the Tax year ended December 31, 2010 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(e) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 or any similar provision of state or local Law, (ii) as a transferee or successor, or (iii) under a Tax Sharing Agreement.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.

(g) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Section 6707A of the Code.

(h) Neither the Company nor any of its Subsidiaries will be required to include in a Post-Closing Tax Period any item of taxable income attributable to income economically realized in a Pre-Closing Tax Period as a result of (i) any adjustment in taxable income under Section 481(a) of the Code (or a corresponding provision of the Tax laws of any state or local jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period, (ii) any open transaction disposition made before the Closing, (iii) any prepaid amount received before the Closing, (iv) any election made under Section 108(i) of the Code entered into prior to Closing or (v) the look-back method (as defined in Section 460(b) of the Code).

(i) Neither the Company nor any of its Subsidiaries (i) has ever made an election under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to be treated as a partnership or disregarded entity for U.S. federal income tax purposes, (ii) is treated as a partnership or disregarded entity for U.S. federal income tax purposes or (iii) is or has ever been classified as an S corporation for U.S. federal income tax purposes.

(j) Neither the Company nor any of its Subsidiaries have received written notice of a claim made by a Taxing Authority in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction, which claim is still pending.

The representations in this Section 3.16 (other than subsections (e), (f) and (h)) may be relied upon only for purposes of liability for Pre-Closing Tax Periods. Nothing in this Section 3.16 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credit carryover or other Tax asset or (ii) any Tax position that Acquiror or any of its Affiliates (including the Company and its Subsidiaries) may take in or in respect of a Post-Closing Tax Period.

3.17 Brokers’ Fees. Except as set forth on Schedule 3.17, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

3.18 Insurance. Schedule 3.18 contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies or binders of such insurance policies have been made available to Acquiror. With respect to each such insurance policy listed on Schedule 3.18 except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the policy is legal, valid, binding and enforceable in accordance with its terms, is in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, will constitute such a breach or default, or permit termination or modification, under the policy, (iii) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (iv) to the knowledge of the Company, as of the date hereof, no termination, premium increase or mutual alteration of coverage under any such policy has been threatened and (v) as of the date hereof, no written notice of cancellation or termination has been received. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company or any of its Subsidiaries.

3.19 Real Property; Assets.

(a) None of the Company or any of its Subsidiaries owns any material real property.

(b) Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of the Company or any such Subsidiary, as applicable, and, to the knowledge of the Company, each such lease is in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or (to the knowledge of the Company) by the other parties thereto, in each case, other than such defaults as would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property.

(c) Except for Permitted Liens, the Company and each of its Subsidiaries have good and valid title to the assets of the Company and such Subsidiary. The assets of the Company and its Subsidiaries to be acquired by Acquiror pursuant to this Agreement constitute all assets used or held for use by the Company and its Affiliates in, and necessary and sufficient for the operation of the businesses of the Company and its Subsidiaries as presently operated, except as would not be material to the Company.

3.20 Environmental Matters. Except as set forth on Schedule 3.20:

(a) the Company and its Subsidiaries are, and for the past five years have been, in compliance with all Environmental Laws, which compliance includes obtaining and maintaining all Permits required or issued pursuant to Environmental Laws (“Environmental Permits”), except where the failure to be, or to have been, in compliance with such Environmental Laws would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(b) there has been no Release at, in, on, under, to or from (i) any property or facility now owned, leased or operated by the Company or any of its Subsidiaries (or any of their respective predecessors) or, any previously owned, leased or operated property or facility during the time that the property or facility was so owned, leased or operated by the Company or any of its Subsidiaries (or any of their respective predecessors), or (ii) any property or facility to which the Company or any of its Subsidiaries (or any of their respective predecessors) has transported Hazardous Materials for disposal, incineration, recycling or treatment, or has otherwise arranged for the foregoing, including on behalf of, or in connection with services provided to, third parties, in the case of each of (i) and (ii), which Release would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, taken as a whole;

(c) there has been no Release from any of the Company’s or any of its Subsidiaries’ (and their respective predecessors’) Fleet or other rental assets at any customer sites, which Release (i) resulted from an action or omission by the Company or any of its Subsidiaries (or any of their respective predecessors) and (ii) would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. To the Company’s knowledge, no such action or omission has occurred that would reasonably be expected to result in any such Release.

(d) Neither the Company nor any of its Subsidiaries is subject to any investigation, notice, demand, request for information, summons, complaint or Governmental Order relating either to an actual or alleged noncompliance with or liability under Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of any Release, that, in either case, would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, taken as a whole; and

(e) To the knowledge of the Company, no Action is pending or threatened, and no fines or penalties have been assessed, with respect to the Company or its Subsidiaries relating to any actual or alleged noncompliance with or liability under Environmental Law or any Release, that, in either case, would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, taken as a whole; and

(f) neither the Company nor any of its Subsidiaries owns, leases or operates any property in New Jersey or Connecticut.

Notwithstanding anything contained in this Agreement to the contrary, this Section 3.20 and Sections 3.7, 3.8, 3.18 and 3.24 (to the extent addressing Environmental Permits) contain the sole representations and warranties of the Company and its Subsidiaries with respect to environmental matters.

3.21 Absence of Changes.

(a) Except as set forth on Schedule 3.21, from the date of the most recent balance sheet included in the Financial Statements, there has not been any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) Except as set forth on Schedule 3.213.20(c), from the date of the most recent balance sheet included in the Financial Statements, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice and (ii) have not taken any action that would be prohibited from being taken by Section 6.1 if such action had been taken after the date hereof.

3.22 Affiliate Agreements. (a) Except as set forth on Schedule 3.22(a) and other than any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or any of its Subsidiaries), no officer or director of the Company or any Subsidiary of the Company, or any Affiliate of the Company (other than the Company and its Subsidiaries), is a party to any Contract or business arrangement with the Company or any Subsidiary of the Company (each such Contract or business arrangement, an “Affiliate Agreement”).

(b) Schedule 3.22(b) contains a complete list of all intercompany balances as of the date of the most recent audited balance sheet included in the Financial Statements between any Seller (other than amounts payable to, or benefits provided by the Company and any of its Subsidiaries to, a Seller in respect of such Seller’s employment by the Company or any of its Subsidiaries) or any of such Seller’s Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand. Since the date of the most recent audited balance sheet included in the Financial Statements there has not been any accrual of liability by the Company or any of its Subsidiaries to any Seller (other than amounts payable to, or benefits provided by the Company or any of its Subsidiaries to, a Seller in respect of such Seller’s employment by the Company or any of its Subsidiaries) or any of such Seller’s Affiliates.

3.23 Intellectual Property.

(a) Schedule 3.23(a) sets forth a true and complete list of all (i) issued patents and patent applications, (ii) trademark registrations and applications, (iii) Internet domain name registrations, and (iv) copyright registrations and applications, in each case, that are owned by the Company or any of its Subsidiaries (the “Registered Intellectual Property”). No Action is pending or, to knowledge of the Company, is threatened, that challenges the validity or enforceability of any Registered Intellectual Property.

(b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any third party’s Intellectual Property rights, except for such infringements, misappropriations, dilutions, or other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Action is pending, or to the knowledge of the Company, has been threatened in writing since January 1, 2012, alleging any such infringement, misappropriation, dilution or violation. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Intellectual Property owned by the Company or any of its Subsidiaries in any manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice in order to (i) protect the confidentiality of all material trade secrets owned by the Company and its Subsidiaries, and (ii) maintain the security, operation and integrity of the IT Systems. To the knowledge of the Company, (x) the IT Systems operate and perform in all material respects as required by the Company and its Subsidiaries, , and (y) there have been no material breaches, malfunctions or failures of the IT Systems since January 1, 2012.

3.24 Permits. Except as set forth on Schedule 3.24, each of the Company and each Subsidiary of the Company has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not be expected to be material to the Company and its Subsidiaries taken as a whole (the “Material Permits”). Except as set forth on Schedule 3.24 and as would not be expected to be material to the Company and its Subsidiaries taken as whole, (i) each Material Permit is in full force and effect in accordance with its terms, (ii) none of the Material Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, (iii) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries, (iv) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or termination of any Material Permit and (v) each of the Company and the Subsidiaries of the Company is in compliance with all Material Permits applicable to the Company or such Subsidiary.

3.25 Customers and Vendors. Schedule 3.25 sets forth a complete and accurate list of the twenty (20) largest accounts with customers (based on approximate total revenues attributable to such account) and five (5) largest vendors (based on the total amount purchased from such vendor) of the Company and its Subsidiaries for the twelve months ended September 30, 2014. As of the date hereof, the Company has not received a written notice from any of such customers or vendors stating the intention of such Person to (a) cease doing business with the Company and its Subsidiaries or (b) change, in a manner materially adverse to the Company, the relationship of such Person with the Company and its Subsidiaries.

3.26 Rental Fleet. Schedule 3.26 sets forth a complete and accurate list of each fixed asset owned or leased by the Company or one of its Subsidiaries as of September 30, 2014 (including Fleet). Other than assets being refurbished in the ordinary course of business, each fixed asset listed on Schedule 3.26 is in good operating condition, has been maintained consistent with industry practice and is adequate and suitable for its present uses, ordinary wear and tear excepted.

3.27 Special Customer Arrangements. Except as set forth on Schedule 3.27, the Company has no customer Contracts that provide for (i) any fixed price purchase option at the end of any lease term of such customer Contract, (ii) any arrangement whereby portions of any rental payments made under such customer Contract may be credited towards the purchase of Fleet or (iii) any other arrangement relating to the transfer or other disposition of Fleet, where such transfer is not the sole purpose of such customer Contract.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Schedules to this Agreement, each Seller (solely with respect to itself and not with respect to any other Seller) represents and warrants to Acquiror as of the date hereof and as of the Closing Date as follows:

4.1 Corporate Organization of the Sellers. Each Seller that is not a natural person has been duly formed and is validly existing and in good standing under the Laws of its jurisdiction of formation and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Seller who is a natural person has full legal capacity, rights and authority to perform his or her obligations under this Agreement and to consummate the transactions contemplated hereby.

4.2 Due Authorization. Each Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by each Seller that is not a natural person, and no other proceeding on the part of any Seller is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 or on Schedule 3.5, the execution and delivery of this Agreement by each Seller and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of, (i) or result in the breach of, any applicable Law, (ii) the certificate of incorporation, bylaws or other organizational documents of each Seller, or (iii) any Contract to which such Seller is a party or by which such Seller may be bound, (b) or terminate or result in the termination of any such Contract, or (c) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or (d) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, or cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any such Contract or other instrument except in the case of clauses (a)(i), (a)(iii) and (b) to the extent that the occurrence of any of the foregoing could not reasonably be expected to have a material adverse effect on the ability of such Seller to enter into and perform its obligations under this Agreement.

4.4 Ownership of Common Shares. Each Seller is the record and beneficial owner of the Common Shares set forth next to such Seller’s name on Schedule 3.6(a) hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Common Shares) and will transfer and deliver to Acquiror at the Closing valid title to such Common Shares free and clear of any Lien and any such limitation or restriction. Each Seller is not a party to any option, warrant, right, contract, call, pledge, put or other agreement or commitment provision for the disposition or acquisition of such Seller’s interest in the Company and such Seller is not party to any voting trust, proxies or other agreements or understanding with respect to the voting of the equity interests of the Company or any of its Subsidiaries.

4.5 Litigation. There are no Actions, or, to the knowledge of each Seller, investigations, pending before or by any Governmental Authority or, to the knowledge of each Seller, threatened, against any Seller which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of such Seller to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon any Seller which could reasonably be expected to have a material adverse effect on the ability of such Seller to enter into and perform its obligations under this Agreement.

4.6 Brokers’ Fees. Except as set forth on Schedule 4.6, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by any Seller.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

5.1 Corporate Organization. Acquiror has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation of Acquiror, certified by the Secretary of the State of Delaware, and their bylaws, certified by the Secretary of Acquiror, previously delivered by Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into this Agreement or consummate the transactions contemplated hereby.

5.2 Due Authorization. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Acquiror, and no other corporate proceeding on the part of Acquiror is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Acquiror and this Agreement constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3 No Conflict. Except as set forth on Schedule 5.3, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 or on Schedule 5.5, the execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of any applicable Law, the certificate of incorporation, bylaws or other organizational documents of Acquiror or any Subsidiary of Acquiror, or any agreement, indenture or other instrument to which Acquiror or any Subsidiary of Acquiror is a party or by which Acquiror or any Subsidiary of Acquiror may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiary of Acquiror or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

5.4 Litigation and Proceedings. There are no Actions, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

5.5 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and (b) as otherwise disclosed on Schedule 5.5.

5.6 Financial Ability. Acquiror has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

5.7 Brokers’ Fees. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

5.8 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and any of its respective directors, officers, employees, stockholders,

partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III, and the Sellers are not making any representation or warranty beyond those expressly given in Article IV. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any inventory, equipment, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is”, subject to the representations and warranties contained in Article III.

ARTICLE VI.

COVENANTS OF THE COMPANY AND THE SELLERS

6.1 Conduct of Business. From the date of this Agreement through the Closing, the Company shall and shall cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not and the Company shall cause its Subsidiaries not to, except as otherwise expressly contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law;

(b) make or declare any non-cash dividend or non-cash distribution to the stockholders of the Company in their capacities as stockholders;

(c) modify or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 3.11(a) (other than any Credit Document) or any lease related to the Leased Real Property or otherwise waive, release or assign any material rights of the Company or any of its Subsidiaries, in each case, except for immaterial modifications to such Contracts in the ordinary course of business;

(d) except (i) as otherwise required by Law, (ii) pursuant to existing Company Benefit Plans, policies or Contracts of the Company or any of its Subsidiaries in effect on the date of this Agreement or in connection with any Change in Control Payments or (iii) in the ordinary course of business consistent with past practice, grant any increase in compensation or severance to any current or former director, officer or employee of the Company or any of its Subsidiaries, or adopt, enter into or materially amend any Company Benefit Plan;

(e) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former director, officer or employee of the Company or any of its Subsidiaries;

(f) hire any employees, other than to fill vacancies arising due to terminations of employment of employees who are not Key Employees, with base compensation of more than $100,000 or terminate the employment of any Key Employee other than for cause;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) sell, transfer, license or otherwise dispose of or encumber any of the assets of the Company and its Subsidiaries with a book value, individually or in the aggregate, in excess of $500,000, except for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, or acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise) any assets securities, properties, interests or businesses in excess of $500,000, individually or in the aggregate, (other than supplies in the ordinary course of business) or make or commit to making any capital expenditures with a value or amount in excess of $500,000;

(i) make any material loans or material advances to any Person;

(j) except as required by Law, make or change any material Tax election, change any annual Tax accounting period, settle any material Tax liability, file any amended Tax Returns or claims for Tax refunds, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or adopt or change any Tax accounting method, in each case, if the action would adversely affect Acquiror with respect to any Tax liability of the Company or any of its Subsidiaries for any Post-Closing Tax Period;

(k) assign, transfer, license or abandon any Intellectual Property owned by the Company or any of its Subsidiaries, except in the ordinary course of business;

(l) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries (or, after the Closing, Acquiror, or any of its Affiliates) to (i) engage in any line of business, (ii) enter a new line of business, (iii) sell any products or services to any other Person or in any geographic region or (iv) compete with or obtain products or services from any Person;

(m) enter into, renew or amend in any material respect any Affiliate Agreement;

(n) waive, settle or satisfy any claim (which shall include, but not be limited to, any pending or threatened material Action), other than any claims that do not exceed $200,000 in the aggregate (net of insurance recoveries);

(o) incur or guarantee any indebtedness for borrowed money other than in connection with borrowings under the Company’s existing Credit Agreements;

(p) subject the properties or assets of the Company and its Subsidiaries, to any Lien, except for Permitted Liens;

(q) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(r) make any change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(s) write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business or (ii) as may be required by GAAP;

(t) split, combine or reclassify any shares of its capital stock;

(u) issue, deliver or sell, or authorize the issuance, delivery or sale of shares of the Common Stock or the equity interests of any Subsidiary of the Company (other than issuances of shares of Common Stock upon any exercise of outstanding Options pursuant to the terms thereof) or subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Common Stock or the equity interests of any Subsidiary of the Company, or any other Contracts by which the Company or any of its Subsidiaries would be obligated to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any of its Subsidiaries;

(v) other than in connection with any actions permitted by Sections 6.1(i), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(w) enter into any agreement to do any action prohibited under this Section 6.1.

Notwithstanding anything to the contrary in this Agreement, Acquiror may not, prior to or on the Closing Date, manage or interfere with the Company’s conduct of business in the ordinary course to the extent such management or interference would violate the HSR Act.

6.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access prior to the Closing Date, during normal business hours, in such manner as to not interfere with the normal operation of the

Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, however, that (a) Acquiror shall not without the prior written consent of Holder Representative be permitted as part of such access to perform with respect to the Company and its Subsidiaries any environmental sampling at any Leased Real Property (including any collection of samples of soil, groundwater, surface water, building materials, or air or wastewater emissions) and (b) all requests by Acquiror for access pursuant to this Section 6.2 shall be submitted or directed exclusively to a duly authorized representative of the Company designated by the Company in writing to Acquiror. All information obtained by Acquiror and its respective representatives under this Agreement shall be subject to the Confidentiality Agreement.

6.3 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall (i) use commercially reasonable efforts to comply with any Information or Document Requests; (ii) request early termination of any waiting period under the HSR Act and (iii) use its commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

6.4 Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the contracts listed on Schedule 6.4 to be terminated without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

6.5 280G Stockholder Approval. The Company shall use its reasonable best efforts to obtain, not less than three Business Days prior to the Closing Date, from each Person to whom any payment or benefit is required or proposed to be made that could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) a written agreement waiving such Person’s right to receive some or all of such payment or benefit (the “Waived Benefit”) so that all remaining payment or benefit applicable to such Person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code, and to accept in substitution for the Waived Benefit the right to receive such remaining payment or benefit only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code. As soon as practicable thereafter but in any event prior to the Closing Date, the Company shall seek stockholder approval in a manner that complies with Section 280G(b)(5)(B) of the Code of all such payments that have been conditioned on the receipt of such approval. Prior to obtaining such waiver or seeking such stockholder approval, the Company shall provide Acquiror with a reasonable opportunity to review the applicable documents relating thereto.

6.6 Company Real Property Certificate. Prior to the Closing, the Company shall have delivered to Acquiror a statement, substantially in the form attached hereto as Annex D, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that interests in the Company are not, and have not been within five years of the date of the statement, “United States real property interests.”

6.7 No Solicit. Beginning on the Closing Date and ending on the second anniversary thereof, the Holder Representative agrees that it shall not, and shall cause its controlled Affiliates not to, directly or indirectly (including through its representatives), solicit for employment or hire any Person who is listed on Schedule 6.7; provided that such restriction on solicitation shall not apply to any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, or any search firm engagement, in each case which is not directed at or focused on any personnel employed by the Company or any of its subsidiaries.

6.8 Intercompany Accounts. All intercompany accounts between any Seller or its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, shall be settled in full prior to the Closing. At the Closing, the Company shall provide evidence reasonably satisfactory to Acquiror that all such intercompany accounts have been settled, if any.

6.9 Notices of Certain Events. From and after the date hereof until the Closing, each Seller (solely with respect to such Seller) or the Company (as applicable) shall after becoming aware of any of the following promptly notify Acquiror of:

(a) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(b) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against such Seller or the Company or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement; and

(d) any inaccuracy of any representation or warranty, or any failure of any Seller or of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it, contained in this Agreement at any time during the term hereof, in each case, that would reasonably be expected to cause the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

6.10 Exercise of Options prior to Closing. If any Holder of an Option elects to exercise his or her Options prior to Closing, the Company shall require as a condition to such exercise and the issuance of Common Stock in respect thereof that such Holder sign a joinder to this Agreement as a Seller acknowledging and agreeing to be bound by the terms, conditions and obligations applicable to the Sellers hereunder. In the event of any such exercises prior to the Closing, the Company shall provide Acquirer with an appropriately updated version of Schedule 3.6(a) two Business Days prior to Closing.

ARTICLE VII.

COVENANTS OF ACQUIROR

7.1 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use commercially reasonable efforts to comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the transactions contemplated hereby, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article IX.

(d) Acquiror shall promptly furnish to the Company and the Holder Representative copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company, the Holder Representative and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. For the avoidance of doubt, Acquiror shall, on behalf of the parties, control and lead all joint filings, communications, defense, litigation, negotiations and strategy relating to the HSR Act or any similar Law relating to the transactions contemplated hereby.

(e) Each of Acquiror and the Holder Representative shall be responsible for and pay one half of the filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

7.2 Indemnification and Insurance.

(a) For six years after the Closing Date, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the Company and any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificates of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, (i) Acquiror shall cause the Company and each of its Subsidiaries to maintain for a period of not less than six years from the Closing Date provisions in its certificate of incorporation, bylaws and other organizational documents concerning the elimination of liability of directors and the indemnification (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificates of incorporation, bylaws and other organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (ii) Acquiror agrees that any indemnification and advancement of expenses available to any current or former director of the Company or any of its Subsidiaries by virtue of such current or former director’s service as a partner or employee of any investment fund that is an Affiliate of the Company prior to the Closing (any such current or former director, a “Sponsor Director”) shall be secondary to the indemnification and advancement of expenses to be provided by Acquiror, the Company and its Subsidiaries pursuant to this Section 7.2 and that Acquiror, the Company and its Subsidiaries (A) shall be the primary indemnitors of first resort for Sponsor Directors pursuant to this Section 7.2, (B) shall be fully responsible for the advancement of all expenses and the payment of all Damages with respect to Sponsor Directors which are addressed by this Section 7.2 and (C) shall not make any claim for contribution, subrogation or any other recovery of any kind in respect of any other indemnification available to any Sponsor Director with respect to any matter addressed by this Section 7.2. Acquiror shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 7.2.

Notwithstanding the foregoing, the rights to indemnification and advancement of expenses provided for in this Section shall not apply to, and each Holder waives such rights with respect to, matters or claims arising from claims made by the Acquiror Indemnified Parties pursuant to Article XII.

(b) For a period of six (6) years from the Closing Date, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing Date and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the transaction contemplated hereby indefinitely and shall be binding, jointly and severally, on all successors and assigns of Acquiror. In the event that Acquiror or any of its respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, provision shall be made so that the successors and assigns of Acquiror, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

ARTICLE VIII.

JOINT COVENANTS

8.1 Support of Transaction. (a) Without limiting any covenant contained in Article VI or Article VII, including the obligations of Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.3 and Section 7.1, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to, and the Sellers shall: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be advisable or reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required or consider it advisable to obtain in order to consummate the Closing, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party in connection with the consummation of the transactions contemplated hereby.

(b) To the extent permitted by Law, each of Acquiror and the Company shall, promptly furnish to the other copies of any notices or written communications received by it or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and to the extent permitted by Law, shall permit the other party’s counsel an opportunity to review in advance any proposed written communications to any Governmental Authority concerning the transactions contemplated by this Agreement and/or to consult in advance of any meeting or conference with any Governmental Authority, including in connection with any proceeding by a private party, and each of Acquiror and the Company shall consider in good faith the views of the other party’s counsel in connection with such written communication, meeting or conference. The foregoing obligations shall be subject to the Confidentiality Agreement.

8.2 Escrow Agreement. The Holder Representative and Acquiror shall execute and deliver to one another the Escrow Agreement at the Closing.

8.3 Tax Matters.

(a) The Company shall prepare and file, or cause to be prepared and filed, any and all Tax Returns required to be filed by the Company or any of its Subsidiaries on or prior to the Closing Date (after giving effect to any valid extensions of the due date for filing any such Tax Returns). Each such Tax Return shall be prepared in a manner consistent with the prior Tax Returns of the Company, unless otherwise required by applicable Law.

(b) Acquiror shall prepare and file, or cause to be prepared and filed, any and all Tax Returns required to be filed by the Company or any of its Subsidiaries with respect to (i) any taxable period ending on or before the Closing Date and (ii) any Straddle Tax Period, in each case, which Tax Returns are required by Law to be filed by the Company or any of its Subsidiaries after the Closing Date (taking into account any applicable extensions of the due date for filing any such Tax Returns). With respect to the foregoing sentence, (i) each such Tax Return shall be prepared and timely filed in a manner consistent with the past practices of the Company and its Subsidiaries, unless otherwise required by applicable Law, (ii) any income tax or other material Tax Return will be delivered to the Holder Representative, for the Holder Representative’s review, a reasonable period of time before the filing date (and no later than 30 Business Days before the filing date if the Tax Return is an Income Tax Return), and (iii) any revision reasonably requested in writing by the Holder Representative no later than fifteen (15) days before the due date (taking into account any applicable extensions of the due date) for filing will be incorporated in the Tax Return; provided, that in the case of a Tax Return with respect to a Straddle Tax Period, such revisions shall be limited to such portions of such Tax Return that relate to the Pre-Closing Tax Period and affect the amount of Taxes shown as due on such Tax Return that is allocable to the Pre-Closing Tax Period pursuant to Section 8.3(g).

(c) Each party hereto agrees to, and agrees to cause its Affiliates and employees to, cooperate fully, as reasonably requested by the other parties, in connection with the preparation of any Tax Return of the Company or its Subsidiaries with respect to any taxable period ending on or before the Closing Date or any Straddle Tax Period and the conduct of any Tax Contest Claim. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to Tax matters and making employees available on a mutually convenient basis to provide additional information.

(d) Acquiror shall promptly notify the Holder Representative in writing upon receipt by any Acquiror Indemnified Party or any of their Affiliates of any written notice from a taxing authority of an Action with respect to Taxes of the Company or any of its Subsidiaries which may give rise to an Indemnification Claim relating to Taxes for which the Acquiror Indemnified Parties may be entitled to indemnification under Section 12.2(a) (“Tax Contest Claim”). Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Authority and describe in reasonable detail the nature of such Tax Contest Claim. Acquiror and the Holder Representative shall cooperate with each other in the conduct of any Tax Contest Claim (and provide such powers of attorney as may be necessary). Notwithstanding Section 12.3(b), the Holder Representative shall have the right to control the conduct of any Tax Contest Claim relating to any Tax period that ends on or prior to the Closing Date so long as there are remaining Indemnification Escrow Funds (any such claim, a “Holder Representative’s Tax Contest Claim”); provided, that if the resolution or settlement of such Holder Representative’s Tax Contest Claim would have an adverse effect on the Acquiror Indemnified Parties in a Post-Closing Tax Period, the Holder Representative shall keep Acquiror informed regarding the progress and substantive aspects of such Holder Representative’s Tax Contest Claim, Acquiror shall be entitled at its expense to participate in such Holder Representative’s Tax Contest Claim, and the Holder Representative shall not compromise or settle any such Holder Representative’s Tax Contest Claim without obtaining Acquiror’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding Section 12.3(b), Acquiror shall have the right to control the conduct of any Holder Representative’s Tax Contest Claim that the Holder Representative does not elect to control and any Tax Contest Claim that is not a Holder Representative’s Tax Contest Claim; provided, that Acquiror shall keep the Holder Representative informed regarding the progress and substantive aspects of such Tax Contest Claim, the Holder Representative shall be entitled to participate in such Tax Contest Claim at its own expense, and Acquiror shall not compromise or settle any such Tax Contest Claim without obtaining the Holder Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) The parties hereto agree that all Transaction Tax Deductions arising by reason of payments made on or after the Closing Date will be treated as items allocable to the Post-Closing Tax Period to the extent permitted by Law.

(f) After the Closing, except as required by Law or with the prior written consent of the Holder Representative (which consent will not be unreasonably withheld or delayed), Acquiror agrees not to, and agrees to cause its Affiliates not to, (i) file any amended Tax Return, (ii) make or change any Tax election, (iii) adopt or change any Tax accounting method, (iv) change any annual Tax accounting period, (v) agree to extend any statute of limitations for Taxes, (vi) settle any right to a Pre-Closing Tax Refund, (vii) initiate any voluntary disclosure with respect to Taxes, or (viii) take any other similar action relating to Taxes or Tax Returns, in each case, if such action would increase the amount of entitlement of any Acquiror Indemnified

Party to indemnification pursuant to this Agreement or would decrease the amount of entitlement of any Holder with respect to a Pre-Closing Tax Refund. Acquiror agrees not to, and agrees to cause its Affiliates not to, (i) make any election under Section 338 of the Code (or any similar provision of state, local, or foreign Tax Law) with respect to the transactions contemplated hereby, or (ii) take any action or enter into any transaction on the Closing Date after the Closing other than in the ordinary course of business or as explicitly contemplated hereby.

(g) To the extent permitted under applicable Law and to the extent necessary to cause such effect, each party hereto agrees to, and agrees to cause its Affiliates to, elect for all Tax purposes to end on the Closing Date (at the end of the Closing Date) all taxable periods of the Company and its Subsidiaries beginning on or before the Closing Date. The amount of any Income Tax or any other Tax that is not a property Tax or similar ad valorem Tax for the Pre-Closing Tax Period of any Straddle Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for the foregoing purpose, (i) the taxable period of any partnership or other pass-through entity in which the Company or any its Subsidiaries holds a beneficial interest will be deemed to terminate at such time and (ii) no election for ratable allocation will be made under Treasury Regulations Section 1.1502-76(b)(2)(ii) (or any similar provision of state, local, or foreign Tax Law)). The amount of any property Tax or similar ad valorem Tax of the Company or any of its Subsidiaries for the Pre-Closing Tax Period of any Straddle Tax Period will be deemed to be the amount of the Tax for the Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Tax Period. The amount of any Pre-Closing Tax Refund of the Company or any of its Subsidiaries for the Pre-Closing Tax Period of any Straddle Tax Period will be determined using the method provided in this Section 8.3(g).

(h) Acquiror agrees to pay to the Holder Representative (on behalf of the Holders) the amount of any Tax refund (together with any interest paid or credited with respect thereto) of the Company for any Pre-Closing Tax Period (i) promptly upon the receipt of such Tax refund or (ii) when used by the Company to credit an account with a Taxing Authority or to offset any Taxes of the Company for any Post-Closing Tax Period (each of (i) and (ii), a “Pre-Closing Tax Refund”). Acquiror agrees to, and agrees to cause its Affiliates to use reasonable efforts to obtain any such Pre-Closing Tax Refund. Acquiror agrees to permit the Holder Representative to participate (at its expense) in the efforts to obtain any Pre-Closing Tax Refund. Notwithstanding the foregoing, any such Pre-Closing Tax Refund shall be for the account of the Acquiror to the extent that such Pre-Closing Tax Refund is attributable to the carryback from a Post-Closing Tax Period (or the portion of a Straddle Period that begins on the day after the Closing Date) of items of loss, deductions or other Tax items of the Acquirer (or any of its Affiliates).

(i) All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be equally apportioned between the Sellers, on the one hand, and Acquiror, on the other hand. Each of the Sellers, on the one hand, and Acquiror, on the other hand shall (i) prepare and file, or cause to be prepared and filed, any and all necessary Tax Returns and other documentation with respect to all such Transfer Taxes as required by applicable Law to be filed by such party, (ii) pay or cause to be paid, Transfer Taxes when due and (iii) be entitled to make a claim under Section 12.2(a) or Section 12.2(b) as applicable. If required by applicable Law, the parties will join in the execution of any such Tax Returns and other documentation at the request of another party. All parties hereto shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

(j) Except as otherwise required by Law, the parties hereto agree to treat for all Tax purposes all payments under this Section 8.3 and all indemnification payments under Article XII as adjustments to the Purchase Price.

ARTICLE IX.

CONDITIONS TO OBLIGATIONS

9.1 Conditions to Obligations of Acquiror and the Company. The obligations of Acquiror and the Company to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(b) There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Closing.

(c) Each of Acquiror, the Holder Representative and the Escrow Agent shall have executed the Escrow Agreement, and such agreement shall be in full force and effect.

9.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Sellers and the Company contained in this Agreement (without giving effect to any “Material Adverse Effect” or similar materiality qualification therein), other than the representations and warranties set forth in Section 3.1 (Due Incorporation), Section 3.3 (Due Authorization), Section 3.6 (Capitalization), 3.17 (Broker’s Fees), Section 4.1 (Due Incorporation of Sellers), Section 4.2 (Due Authorization of Sellers), Section 4.4 (Ownership) and Section 4.6 (Broker’s Fees of Sellers) (collectively, the “Fundamental Representations”) and Section 3.21(a) (No Material Adverse Effect), shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, any inaccuracies or omissions that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(ii) The representations and warranties of the Company contained in Section 3.21(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iii) Each of the Fundamental Representations shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b) Each of the covenants of the Sellers and the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) The Company shall have delivered to Acquiror a certificate signed by an officer of the company or such Seller, as applicable, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

9.3 Conditions to the Obligations of Sellers. The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Acquiror contained in this Agreement (without giving effect to any materiality qualification therein) shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, any inaccuracies or omissions that have not had and would not reasonably be expected to materially adversely affect the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

ARTICLE X.

TERMINATION/EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Holder Representative and Acquiror;

(b) prior to the Closing, by written notice to the Holder Representative from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Seller or the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by such Seller or the Company, as applicable, through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Holder Representative of notice from Acquiror of such breach, but only as long as such Seller or the Company, as applicable continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective until, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before March 1, 2015 (the “Termination Date”); provided, that if on the Termination Date, any of the conditions to the Closing set forth in Sections 9.1(a) or (b) shall not have been fulfilled but all other conditions to the Closing either have been and remain fulfilled or are then capable of being fulfilled at the Closing, then the Termination Date may be extended by either Acquiror or the Holder Representative by written notice to the other party (with such written notice being received by such party on or prior to the Termination Date) to a date not later than April 30, 2015, and such date or dates not later than April 30, 2015 shall thereafter be deemed to be the Termination Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this subsection (ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction or by Law; or

(c) prior to the Closing, by written notice to Acquiror from the Holder Representative if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Holder Representative of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective until, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under this subsection (ii) shall not be available if any Seller’s or the Company’s failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction or by Law.

10.2 Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders, employees or representatives other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 10.2, 13.4, 13.5, 13.6, 13.13, 13.15, 13.16 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI.

HOLDER REPRESENTATIVE

11.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Common Stock and the Options for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated Odyssey Investment Partners, LLC (“Odyssey”), as the initial Holder Representative. Odyssey hereby accepts such appointment. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the Aggregate Fully-Diluted Common Shares immediately prior to the Closing (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

11.2 Authority and Rights of the Holder Representative; Limitations on Liability. (a) The Sellers agree that the Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act on behalf of the Holders, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) expend Holder Allocable Expenses, (ii) enter into the Escrow Agreement on behalf of the Holders and (iii) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Holders. The Holder Representative shall have no liability to Acquiror, the Company or any Holder with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative is holding funds delivered to it under Section 2.5 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. All actions, decisions and instructions of the Holder Representative shall be conclusive and binding upon each of the holders of Common Stock and/or Options. The

Holder Representative shall be entitled to reimbursement from funds paid to it under Section 2.5 of this Agreement, released from the Escrow Funds for the benefit of Holders and/or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s bad faith or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Holder Allocable Expenses exceed the amount actually incurred by the Holder Representative in its capacity as such upon the final release of the Escrow Funds, such excess amount shall be distributed to the Escrow Agent and the Escrow Agent shall pay to each Holder an amount in cash equal to (i) the balance of such excess, multiplied by (ii) such Holder’s Escrow Percentage, less any applicable withholding.

(b) Acquiror shall be entitled to rely conclusively on the instructions and decisions given or made by the Holder Representative as to any of the matters that fall within the Holder Representative’s powers and to deal exclusively with the Holder Representative on all matters relating to this Agreement, and no party shall have any cause of action against Acquiror for any action taken by Acquiror in reliance upon any such instructions or decisions.

11.3 Legal Process. For any action arising under this Agreement or related to the transactions contemplated herein, a holder of Common Stock or Options may be served legal process by registered mail to the address set forth herein for the Holder Representative (or any alternative address designated to the parties in writing), and that service in such manner shall be adequate and such holder of Common Stock or Options shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction.

ARTICLE XII.

INDEMNIFICATION

12.1 Survival of Representations, Warranties and Covenants. Each representation, warranty, covenant and agreement contained herein and any certificate related to any such representation, warranty, covenant or agreement will survive the Closing and continue in full force and effect for 15 months from the Closing Date; provided that (x) the representations and warranties in Section 3.13(d) and (i) (Company Benefit Plans), Section 3.20 (Environmental Matters) and Section 3.16 (Taxes), and the Fundamental Representations (other than the Seller Representations that are Fundamental Representations and the representations and warranties contained in Section 3.1 (Due Incorporation) and Section 3.6 (Capitalization)), shall survive the Closing and continue in full force and effect for 36 months from the Closing Date, (y) all of the Seller Representations and the representations and warranties contained in Section 3.1 (Due Incorporation) and Section 3.6 (Capitalization) shall survive the Closing and continue in full force and effect indefinitely or until the latest date permitted by law, and (z) the covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith that, by its terms, provides for performance following the Closing Date shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law (each such date, a “Survival Expiration Date”); provided, further, that each representation, warranty, covenant or agreement shall survive the applicable Survival Expiration Date for purposes of any Indemnification Claim properly given in respect thereof prior to such date. No Indemnification Claim with respect to a breach of a representation or warranty may be asserted pursuant to this Agreement unless (i) on or before the applicable Survival Expiration Date, such claim is asserted by proper written notice in accordance with this Article XII, specifying in reasonable detail the basis of the claim, and (ii) such claim is made in respect of Damages specified in reasonable detail and incurred prior to the applicable Survival Expiration Date or, to the extent arising out of an Indemnification Claim asserted in writing prior to the applicable Survival Expiration Date, such Indemnification Claim is made in respect of Damages expected in good faith to arise in connection with such claim.

12.2 Indemnification.

(a) Subject to Section 12.5, from and after the Closing, Acquiror and its Subsidiaries and their respective successors and assignees (collectively, the “Acquiror Indemnified Parties”) shall be entitled to indemnification from the Indemnification Escrow Fund for any and all Damages to the extent arising from (i) any breach of any representation or warranty the Company has made in Article III of this Agreement determined, except with respect to Section 3.7 and Section 3.21(a), without regard to any qualification or exception contained therein relating to Material Adverse Effect, materiality or any similar qualification or standard including specified dollar thresholds (other than any specified dollar threshold set forth in Section 3.11(a)(i) through (xiv)), (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by the Company prior to or at the Closing or by the Holder Representative, in its capacity as such, after the Closing, (iii) any Covered Tax (but only if and to the extent such Tax was not included as a liability in the determination of Closing Date Net Working Capital), (iv) any breach of any Seller Representation or any covenant or agreement of any Seller contained in this Agreement or (v) any Closing Date Funded Debt or Outstanding Company Expenses in each case not taken into account in the determination of the Purchase Price pursuant to Section 2.2, as adjusted pursuant to Section 2.4. Subject to Section 12.5, from and after the Closing, each Seller shall severally, but not jointly, indemnify and hold harmless the Acquiror Indemnified Parties for any and all Damages to the extent arising from (x) any breach of any Seller Representation or any covenant or agreement of such Seller contained in this Agreement, (y) any breach of any representation or warranty contained in Section 3.1 or Section 3.6 or (z) any Closing Date Funded Debt or Outstanding Company Expenses in each case not taken into account in the determination of the Purchase Price pursuant to Section 2.2, as adjusted pursuant to Section 2.4. Subject to Section 12.5, from and after the Closing, the Acquiror Indemnified Parties shall be entitled to indemnification for a breach of any Seller Representation solely from the Seller responsible for such breach. No Seller shall be liable pursuant to this Section 12.2 to Acquiror for any Damages relating to the breach by another Seller of a Seller Representation.

(b) Subject to Section 12.5, from and after the Closing, Acquiror shall indemnify, defend and hold the Holders harmless for any and all Damages to the extent arising from (i) any breach of any representation or warranty Acquiror has made in this Agreement, (ii) any breach of any covenant or agreement contained in this Agreement requiring performance by Acquiror prior to or at the Closing or by Acquiror or (iii) any Transfer Taxes apportioned to Acquiror under Section 8.3(i).

12.3 Third Party Claim Procedures.

(a) Upon receipt of any notice of an Action by a third party that may give rise to an Indemnification Claim by a Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), such Indemnified Party shall promptly deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s best estimate of the amount of Damages that may arise from such Action, and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement (taking into account the information then available to the Indemnified Party). Failure to notify the Indemnitor in accordance with this Section 12.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is materially prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.3(a) prior to applicable the Survival Expiration Date.

(b) An Indemnitor may elect to assume and thereafter conduct the defense of any Action subject to any Indemnification Claim relating to a third party claim (a “Third Party Claim”) (except for any Tax Contest Claim, which, notwithstanding anything to the contrary in this Section 12.3, shall be exclusively governed by Section 8.3(d)) with counsel of the Indemnitor’s choice at the Indemnitor’s expense; provided that prior to assuming control of such defense, the Indemnitor must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article XII (assuming the accuracy of the basis of the claim set forth in the applicable notice delivered to the Indemnitor) and (ii) furnish the Indemnified Party with evidence that the Indemnitor has adequate resources to defend such Indemnification Claim and fulfill its indemnity obligations hereunder (if applicable, taking into account the Escrow Amount for the payment of any Damages that may be incurred by the Indemnitee, but not for any costs or expenses that may incurred by the Indemnitor). The Indemnitor shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party with respect to such Third Party Claim if (i) the Indemnitor does not deliver the acknowledgment referred to in the preceding sentence within 30 days of receipt of notice of such Indemnification Claim pursuant to Section 12.3(a), (ii) such Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) such Third Party Claim seeks material injunctive or equitable relief against the Indemnified Party or any of its Affiliates or (iv) the Indemnitee provides notice to the Indemnitor that it reasonably believes that the Indemnitor has failed or is failing to prosecute or defend vigorously such Third Party Claim and after 30 days of receipt of such notice the Indemnitor continues to fail to prosecute or defend vigorously such Third Party Claim. Notwithstanding anything herein to the contrary, (x) if the Indemnified Party controls the defense of such Third Party Claim in accordance with the terms of this Section 12.3(b) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed) and (y) if the Indemnitor shall assume and control the defense of any Third

Party Claim in accordance with the terms of this Section 12.3(b), the Indemnitor will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims, liabilities and obligations that are the subject of such Action in favor of the Indemnified Party and its Affiliates and does not impose material injunctive or other material equitable relief against the Indemnified Party or any of its affiliates.

(c) In circumstances where the Indemnitor is controlling the defense of a Third Party Claim in accordance with Section 12.3(b), the Indemnified Party shall be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnitor shall pay the fees and expenses of such separate counsel if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(d) Each Party shall reasonably cooperate with the conduct of the defense or prosecution of a Third Party Claim and at the reasonable request of the other party shall grant the other party and its representatives reasonable access to its books, records, employees and properties to the extent reasonably related to the matters to which the applicable Third Party Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such party.

12.4 Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 12.2 against an Indemnitor that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnitor. Such notice shall set forth in reasonable detail such claim and the basis for indemnification. Failure to notify the Indemnitor in accordance with this Section 12.4 will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) such failure shall have materially prejudiced the Indemnitor or (2) the Indemnified Party fails to notify the Indemnitor of such Indemnification Claim in accordance with this Section 12.4 prior to the applicable Survival Expiration Date.

12.5 Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XII will be limited as follows:

(a) Indemnification Cap. Except with respect to indemnification for Damages that relate to any breach of a Seller Representation or the matters indemnifiable pursuant to Section 12.2(a)(y) or (z), the aggregate amount of Damages for which the Acquiror Indemnified Parties shall be entitled to indemnification pursuant to this Article XII will not exceed the Indemnification Escrow Amount. The Indemnification Escrow Amount then remaining in escrow shall serve as the sole and exclusive source of payment of any Indemnification Claim pursuant to Section 12.2(a), except with respect to indemnification for Damages that relate to any breach of a Seller Representation or the matters indemnifiable pursuant to Section 12.2(a)(y) or (z); provided, that, (A) any claim made by any Acquiror Indemnified Party pursuant to this

Article XII related to a breach of a Seller Representation or the matters indemnifiable pursuant to Section 12.2(a)(y) or (z) shall be (i) paid first from the Indemnification Escrow Amount then remaining in escrow and (ii) then, subject to the terms and conditions of this Section 12.5, paid directly by the Holders and (B) disregarding any payments of Indemnification Escrow Funds to the Acquirer Indemnified Parties, the total amount of indemnification payments that any Holder shall be required to make to the Acquiror Indemnified Parties in respect of any breaches of Seller Representations or the matters indemnifiable pursuant to Section 12.2(a)(y) or (z) shall not exceed the aggregate Closing Cash Per Fully-Diluted Common Share amount actually received by such Holder as of the date of determination.

(b) Claims Basket. The Acquiror Indemnified Parties shall not be entitled to indemnification pursuant to this Article XII with respect to any Indemnification Claim unless and until the amount of Damages (excluding costs and expenses of Acquiror Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Acquiror Indemnified Parties that are the subject of such claim or series of related claims exceeds $40,000 (the “Per-Claim Basket”). Except with respect to indemnification for Damages that relate to any breach of a Fundamental Representation, the Acquiror Indemnified Parties shall only be entitled to indemnification pursuant to Section 12.2(a)(i) to the extent the aggregate amount of all Damages (excluding costs and expenses of Acquiror Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Acquiror Indemnified Parties for which the Acquiror Indemnified Parties are (or, in the absence of the preceding sentence, would have been) entitled to indemnification pursuant to Section 12.2(a)(i) exceeds $2,000,000 (the “Basket Amount”), and the Acquiror Indemnified Parties shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Basket Amount.

(c) Damages Net of Insurance Proceeds, Tax Benefits and Other Third-Party Recoveries. All Damages for which any Indemnified Party would otherwise be entitled to indemnification under this Article XII shall be reduced by the amount of net federal, state or local Tax benefits actually realized by Acquiror as a result of such Damages with respect to the taxable year of payment for such Damages or any prior taxable year (“Realized Tax Benefits”), and any insurance proceeds, indemnification payments and other third-party recoveries which any Indemnified Party actually receives in respect of any Damages incurred by such Indemnified Party. In the event any Indemnified Party or any of its Affiliates is entitled to any insurance proceeds, Realized Tax Benefits, indemnity payments or any third-party recoveries in respect of any Damages (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Article XII, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, Realized Tax Benefits, indemnity payments or other third party recoveries are obtained, received or realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, Realized Tax Benefits, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment. For purposes of this Section 12.5(c), any Indemnified Party shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes paid by such Indemnified Party is reduced below the amount of Taxes that such Persons would have been required to pay but for the Tax benefit. In computing the amount of any such net Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the incurrence or payment of any Losses for which indemnification is provided under this Article XII.

(d) Assignment of Claims. If any Indemnified Party receives any indemnification payment pursuant to this Article XII and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, if the Indemnitor is controlling such Indemnification Claim pursuant to Section 12.3(b), at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against any Potential Contributor as to such Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

(e) Punitive and Certain Other Damages. No Indemnified Party shall be entitled to indemnification for any (i) special, punitive or exemplary damages, except to the extent payable in connection with a Third Party Claim, (ii) any loss of enterprise value, diminution in value of any business, damage to reputation, loss relating to business interruption or lost opportunity or loss of goodwill or (iii) lost profits or other Damages not reasonably foreseeable from the facts or circumstances giving rise to the claim for indemnification. In valuing Damages, the parties agree that no adjustment shall be made as a result of any multiple, increase factor, or any premium over fair market, book, or historical value that may have been factored into Acquiror’s decisions relating to the Enterprise Value, regardless of whether or not such multiple, increase factor or other premium had been used by Acquiror at the time of, or in connection with, calculating its Enterprise Value or any proposal or bid relating thereto.

(f) Damages Reserved for on the Closing Balance Sheet or Included in Purchase Price. No Acquiror Indemnified Party shall be entitled to indemnification for any Damages (i) in respect of any liability or obligation to the extent accrued or reserved for on the Closing Balance Sheet or (ii) in respect of any liability specifically included in the calculation of the Purchase Price.

(g) No Duplicate Claims. In the event an Acquiror Indemnified Party or Holder, as the case may be, recovers Damages in respect of an Indemnification Claim, no other Acquiror Indemnified Party or Holder, as applicable, may recover the same Damages in respect of a claim for indemnification under this Agreement.

(h) Limitations on Tax Indemnification. No Acquiror Indemnified Party shall be indemnified for Damages relating to (i) any Taxes with respect to any Post-Closing Tax Period other than Taxes arising from a breach of the representation contained in Sections 3.16(e), 3.16(f) or 3.16(h) or (ii) any Taxes attributable to any breach of any covenant hereunder by Acquiror or its Affiliates.

12.6 Mitigation of Damages. An Indemnified Party shall use its reasonable best efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article XII upon and after becoming aware of any event or condition that has given rise to such Damages.

12.7 Indemnification Sole and Exclusive Remedy. Each of the parties hereto acknowledges and agrees that from and after the Closing, claims under this Article XII shall be the sole and exclusive remedy of the Acquiror Indemnified Parties and the Holders with respect to the transactions contemplated by this Agreement and the funds in the Indemnification Escrow Funds shall be the sole source of recovery of the Acquiror Indemnified Parties, except, in each case and subject to Section 12.5, with respect to claims relating to breaches of the Seller Representations or the matters indemnifiable pursuant to Section 12.2(a)(y) or (z). In furtherance of the foregoing, Acquiror and each of the Acquiror Indemnified Parties, on the one hand, and each of the Holders, on the other hand, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any indemnifying party relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Law or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article XII.

The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies available at Law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement).

For the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 2.4 shall not be considered “remedies” for purposes of this Section 12.7 and shall not be limited by the terms of this Section 12.7.

12.8 Release of Escrow. The Escrow Agreement shall specify that the Escrow Agent shall release to the Holders in accordance with such Holders’ relative Escrow Percentages on the first Business Day following the date that is: (A) 15 months from the Closing Date, the remainder of the Escrow Funds then held by the Escrow Agent, minus the sum of (i) $16,500,000 and (ii) the actual, or, if not known, estimated in good faith by the Acquiror Indemnified Parties, aggregate amount of any Indemnification Claims that shall have been properly asserted by any Acquiror Indemnified Party in accordance with this Agreement on or prior to 15 months from the Closing Date and remain pending on such date (any such claim, an “Initial Pending Claim”), solely to the extent such calculation results in a positive amount; (B) 24 months from the Closing Date, the remainder of the Escrow Funds then held by the Escrow Agent, minus the sum of (i) $5,500,000 and (ii) the actual, or, if not known, estimated in good faith by the Acquiror Indemnified Parties, aggregate amount of any Indemnification Claims that shall have been properly asserted by any Acquiror Indemnified Party in accordance with this Agreement on or prior to 24 months from the Closing Date and remain pending on such date, including the Initial Pending Claims (any such claim, a “Subsequent Pending Claim”), solely to the extent such calculation results in a positive amount; (C) 36 months from the Closing Date, the remainder of the Escrow Funds then held by the Escrow Agent, minus the actual, or, if not known, estimated in good faith, aggregate amount of any Indemnification Claims that shall have been properly asserted by any Acquiror Indemnified Party in accordance with this Agreement on or prior to 36 months from the Closing Date and remain pending on such date, including any Initial Pending Claims and Subsequent Pending Claims (the “Total Pending Claims”), solely to the extent that such calculation results in a positive number, and, in each case of clauses (A), (B) and (C), any funds that remain in escrow following the applicable Survival Expiration Date in respect of any such Initial Pending Claim,

Subsequent Pending Claim or Total Pending Claim, as applicable, shall be released to the Holders entitled to receive the Purchase Price in accordance with such Holders’ relative Escrow Percentages promptly upon resolution or (if applicable) satisfaction of such Initial Pending Claim, Subsequent Pending Claim or Total Pending Claim, as applicable. In each case in which this Section 12.8 provides for the release of Escrow Funds, each of Acquiror and the Holder Representative shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Escrow Funds in accordance with this Section 12.8 and the Escrow Agreement. Notwithstanding the foregoing, no amounts shall be payable to Holders of Options pursuant to this Section 12.8 following the fifth anniversary of the Closing.

ARTICLE XIII.

MISCELLANEOUS

13.1 Waiver.

(a) Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement in a writing signed by each party against whom the waiver is to be effective or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

13.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by fax or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

(a) If to Acquiror, to:

Mobile Mini, Inc.

7420 S. Kyrene Road, Suite 101

Tempe, Arizona 85283

Attention: Christopher J. Miner, Esq.

Email: cminer@mobilemini.com

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Joseph Rinaldi, Esq.

Facsimile No: (212) 701-5805

Email: joseph.rinaldi@davispolk.com

(b) If to the Company to:

Gulf Tanks Holdings, Inc.

16441 Space Center Blvd., Suite D-2

Houston, TX 77058

Attention:  Guy Huelat

 Marc Morris

Facsimile No.: (866) 449-4293

Email:  Guy.Huelat@evergreentank.com

  Marc.Morris@evergreentank.com

with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:  John Giouroukakis, Esq.

 Paul Kukish, Esq.

Fax No.: (212) 751-4864

Email:  john.giouroukakis@lw.com

  paul.kukish@lw.com

and to the Holder Representative:

Odyssey Investment Partners, LLC

21650 Oxnard Street, Suite 1650

Woodland Hills, CA 91367

Attention:  Robert Aikman

 Jason Cowett

Fax No.: (818) 737-1101

Email:  raikman@odysseyinvestment.com

  jcowett@odysseyinvestment.com

(c) If to any Seller or the Holder Representative, to:

Odyssey Investment Partners, LLC

21650 Oxnard Street, Suite 1650

Woodland Hills, CA 91367

Attention:  Robert Aikman

 Jason Cowett

Fax No.: (818) 737-1101

Email:  raikman@odysseyinvestment.com

  jcowett@odysseyinvestment.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention:  John Giouroukakis, Esq.

 Paul Kukish, Esq.

Fax No.: (212) 751- 4864

Email:  john.giouroukakis@lw.com

  paul.kukish@lw.com

or to such other address or addresses as the parties may from time to time designate in writing.

13.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, that Acquiror may assign this Agreement and its rights hereunder without the prior written consent of the other parties to any Affiliate of Acquiror; provided that notwithstanding any such assignment, Acquiror shall remain liable for any payments arising hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

13.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their respective permitted successors and assigns, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) from and after the Closing, the Holders of Vested Options that are In-the-Money Options (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II, the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.15 and (iii) L&W is an intended third-party beneficiary of, and may enforce, Section 13.16.

13.5 Expenses. Except as otherwise provided herein (including Section 2.6), each party hereto, other than the Holder Representative (whose expenses shall be paid out of funds paid to the Holder Representative under Section 2.5), shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Independent Accountant, if any, shall be paid in accordance with Section 2.4; provided, further, that, in the event that the transactions contemplated hereby are not consummated, the Company shall reimburse the Holder Representative for all costs and expenses incurred by the Holder Representative in connection with the transactions contemplated hereby.

13.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of choice of laws or conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure would be reasonably apparent on its face to a reader without independent knowledge of the matters disclosed. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.9 Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement) and that certain Confidentiality Agreement, dated as of May 15, 2014 by and between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

13.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

13.11 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Holder Representative (which approval shall not be unreasonably withheld by any party), unless such communications are required by applicable Law (in which case the parties shall use reasonable efforts to consult with each other prior to making such disclosure and will consider in good faith any comments provided by the other party); provided that after the transactions contemplated hereby have been publicly announced, Acquiror shall be entitled to respond to questions in the ordinary course and to make other public disclosure that, in each case, is consistent with any public statement previously issued or made by it in accordance with this Section 13.11.

13.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall negotiate in good faith to amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the original intent of the parties.

13.13 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.14 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement.

13.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

13.16 Acknowledgement and Waiver.

(a) It is acknowledged by each of the parties hereto that the Holder Representative and the Company have retained Latham & Watkins LLP (“L&W”) to act as their counsel in connection with the transactions contemplated hereby and that L&W has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Acquiror and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of L&W’s representation of the Company and the Holder Representative related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among L&W and the Company, the Holders, the Holder Representatives and/or their respective Affiliates related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Company and its Subsidiaries and L&W related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to the Holder Representative, (ii) the Company and its Subsidiaries hereby release all of their respective rights and interests to and in such communications and related materials and (iii) the Company and its Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 13.16 the Company and its Subsidiaries acknowledge and agree that all such rights shall reside with the Holder Representative.

(b) Acquiror and the Company agree that, notwithstanding any current or prior representation of the Company by L&W, L&W shall be allowed to represent any Holder, the

Holder Representative or any of their respective Affiliates in any matters and disputes adverse to Acquiror or the Company that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Acquiror and the Company hereby waive any conflicts or claim of privilege that may arise in connection with such representation. Further, Acquiror and the Company agree that, in the event that a dispute arises after Closing between Acquiror or the Company and any Holder, the Holder Representative or any of their respective Affiliates, L&W may represent such Holder, the Holder Representative or Affiliate in such dispute even though the interests of such Holder, the Holder Representative or Affiliate may be directly adverse to Acquiror or the Company and even though L&W may have represented the Company in a matter substantially related to such dispute.

(c) Acquiror acknowledges that any advice given to or communication with any Holder, the Holder Representative or any of their respective Affiliates (other than the Company) shall not be subject to any joint privilege and shall be owned solely by such Holder, the Holder Representative and any Affiliate of each such party. Acquiror and the Company each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than L&W.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

MOBILE MINI, INC.

By:
Name:	Erik Olsson
Title:	President and CEO

[Signature Page to Stock Purchase Agreement]

ODYSSEY INVESTMENT PARTNERS FUND III, LP

By:	ODYSSEY INVESTMENT PARTNERS, LLC, as Manager

By:
Name:	William Hopkins
Title:	Managing Member

[Signature Page to Stock Purchase Agreement]

TEXTANKS INVESTMENT, LLC

By:	ODYSSEY INVESTMENT PARTNERS, LLC, as Managing Member

By:
Name:	William Hopkins
Title:	Managing Member

[Signature Page to Stock Purchase Agreement]

TEXTANKS COINVESTMENT II, LLC

By:	ODYSSEY INVESTMENT PARTNERS, LLC, as Managing Member

By:
Name:	William Hopkins
Title:	Managing Member

[Signature Page to Stock Purchase Agreement]

TEXTANKS COINVESTMENT III, LLC

By:	ODYSSEY INVESTMENT PARTNERS, LLC, as Managing Member

By:
Name:	William Hopkins
Title:	Managing Member

[Signature Page to Stock Purchase Agreement]

GUY HUELAT

By:
Name:	Guy Huelat

[Signature Page to Stock Purchase Agreement]

GULF TANKS HOLDINGS, INC.

By:
Name:	Guy Huelat
Title:	CEO

[Signature Page to Stock Purchase Agreement]

ODYSSEY INVESTMENT PARTNERS, LLC

By:
Name:	William Hopkins
Title:	Managing Member

[Signature Page to Stock Purchase Agreement]